UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6e(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Community Trust Bancorp, Inc.
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

COMMUNITY TRUST BANCORP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 28, 2026

The Annual Meeting of Shareholders of Community Trust Bancorp, Inc. (“CTBI”) will be held on the Fourth Floor of the Community Trust Bancorp, Inc. Corporate Headquarters, 346 North Mayo Trail, Pikeville, Kentucky, on Tuesday, April 28, 2026 at 10:00 a.m. EDT for the following purposes:

1.	To elect a Board of ten directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualify.

2.	To ratify and approve the appointment of BDO USA, P.C. as CTBI’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2026.

3.	To approve the advisory (nonbinding) resolution relating to executive compensation.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only those holders of stock of record at the close of business on February 27, 2026 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

The Board of Directors recommends that you vote FOR each of the nominees for director, FOR the ratification and approval of the independent registered public accounting firm, FOR the approval of the advisory (nonbinding) resolution relating to executive compensation, and that you grant discretion on such other business as may properly come before the meeting or any adjournment.

CTBI is furnishing all proxy materials, including the Proxy Card, to our shareholders via direct mail, except for shareholders who have previously elected to receive their documents via electronic delivery.  However, all of the proxy materials listed below may also be obtained over the Internet at http://materials.proxyvote.com/204149:

•	Notice of Annual Meeting of Shareholders
•	CTBI’s Proxy Statement
•	CTBI’s 2025 Annual Report to Shareholders
•	Form of Proxy

Shareholders are cordially invited to attend the Annual Meeting of Shareholders. You may obtain directions to the meeting location by calling our Investor Relations Department toll-free at (800) 422-1090.  We hope you will attend the meeting and vote your shares in person.  We will begin mailing and electronically distributing, as applicable, this Proxy Statement to our shareholders on or about April 1, 2026.  We hope you will join us for our Annual Meeting of Shareholders.

By Order of the Board of Directors

/s/ Mark A. Gooch
Mark A. Gooch
Chairman of the Board,
President and Chief Executive Officer

Pikeville, Kentucky
April 1, 2026

IMPORTANT

WHETHER OR NOT YOU EXPECT TO PARTICIPATE IN THE ANNUAL MEETING, PLEASE SUBMIT A PROXY.  IN THE EVENT YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON AT ANY TIME BEFORE YOUR PROXY IS EXERCISED.

Community Trust Bancorp, Inc.
346 North Mayo Trail
Pikeville, Kentucky 41501

PROXY STATEMENT

Annual Meeting of Shareholders
to be held April 28, 2026

INTRODUCTION

This Proxy Statement and accompanying proxy are furnished in connection with the solicitation of proxies by the Board of Directors (“Board”) of CTBI for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, April 28, 2026, at 10:00 a.m. (EDT), on the Fourth Floor of the Community Trust Bancorp, Inc. Corporate Headquarters, 346 North Mayo Trail, Pikeville, Kentucky, and any adjournments thereof.  A copy of CTBI’s 2025 Annual Report to Shareholders accompanies this Proxy Statement.

In accordance with rules adopted by the U.S. Securities and Exchange Commission (“SEC”), our proxy materials may also be accessed on the Internet at http://materials.proxyvote.com/204149.  The cost of solicitation of proxies will be borne by CTBI.  In addition to the use of the mail, proxies may be solicited in person, by telephone, and other means of communication by directors, officers, and other employees of CTBI, none of whom will receive additional compensation for such services.  CTBI will also request brokerage houses, custodians, and nominees to forward soliciting materials to the beneficial owners of stock held of record by them and will pay the reasonable expenses of such persons for forwarding such materials.  This Proxy Statement and the accompanying proxy are first being mailed or given to shareholders of CTBI on or about April 1, 2026.

RECORD DATE AND VOTING SECURITIES

The Common Stock of CTBI (“Common Stock”) is the only class of outstanding voting securities.  Only holders of Common Stock of record at the close of business on February 27, 2026 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting.  At the Record Date, there were 18,150,771 shares of Common Stock outstanding.  With respect to the election of directors, shareholders have cumulative voting rights.  Accordingly, each shareholder will have the right to cast as many votes in the aggregate as equals the number of shares of Common Stock held by the shareholder multiplied by the number of directors to be elected at the Annual Meeting.  Each shareholder may cast all of his or her votes for one candidate or distribute such votes among two or more candidates.  Shareholders will be entitled to one vote for each share of Common Stock held of record on the Record Date with regard to all proposals and other matters that properly come before the Annual Meeting or any adjournment thereof.

Each proxy, unless the shareholder otherwise specifies, will be voted in favor of the election of the ten nominees for director named herein, for the approval of the appointment of BDO USA, P.C. as CTBI’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2026, and for the approval of the advisory (nonbinding) resolution relating to executive compensation.  Where a shareholder has appropriately specified how the proxy is to be voted, it will be voted accordingly.  As to any other matter which may properly be brought before the Annual Meeting or any adjournment thereof, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the proxy.  Shareholders may vote by mail, by telephone, or over the Internet by following the instructions on the Proxy Card.  A shareholder may revoke his or her proxy at any time prior to its exercise.  Revocation may be effected by written notice to CTBI, by a subsequently dated proxy received by CTBI, by oral revocation in person at the Annual Meeting or any adjournment thereof, or by voting in person at the Annual Meeting or any adjournment thereof.

A majority of the outstanding shares is required to be present, via participation in the Annual Meeting or by proxy, to constitute a quorum to transact business at the Annual Meeting.  Abstentions will be treated as present for purposes of determining a quorum, but as unvoted shares for purposes of determining the approval of any matter submitted to the shareholders for a vote.  If a broker indicates that it does not have discretionary authority as to certain shares to vote on a particular matter, such shares will not be considered as present and entitled to vote with respect to such matter.  At the Annual Meeting, brokers and other nominees will not have discretionary authority with respect to election of directors or approval of the advisory (nonbinding) resolution relating to executive compensation.  Therefore, if you hold shares through a broker or other nominee and do not provide voting instructions to your broker or other nominee, your shares will not be voted with respect to such proposals.

PRINCIPAL SHAREHOLDERS

The following table sets forth information as to each shareholder known by CTBI to beneficially own more than five percent of the Common Stock as of the Record Date.

Beneficial Owner	Amount and Nature	Percent
Name and Address	of Beneficial Ownership	of Class (1)
Community Trust and Investment Company	1,982,097 (2)	10.9%
As Fiduciary
100 East Vine St., Suite 501
Lexington, KY 40507

BlackRock, Inc.	1,315,803 (3)	7.2%
50 Hudson Yards
New York, NY 10001

Dimensional Fund Advisors LP	1,158,760 (4)	6.4%
6300 Bee Cave Road
Building One
Austin, TX 78746

The Vanguard Group	921,499 (5)	5.1%
100 Vanguard Blvd.
Malvern, PA 19355

(1)	The percentages are calculated on the basis of 18,150,771 shares of Common Stock outstanding as of the Record Date.

(2)
The shares indicated are held by Community Trust and Investment Company (“CTIC”), a subsidiary of CTBI, in fiduciary capacities as trustee, executor, agent, or otherwise.  Of the shares indicated, CTIC has sole voting rights with respect to 1,079,665 shares and no voting rights with respect to 902,432 shares.  CTIC has sole investment authority with respect to 895,432 shares, no investment authority with respect to 7,000 shares, and directed investment authority with respect to 1,079,665 shares; 774,694 shares are held by CTBI’s Employee Stock Ownership Plan (“ESOP”) and 304,971 shares are held by the 401(k) Plan.  Each participant for whom shares are maintained in his or her ESOP or 401(k) Plan account is entitled to direct the Trustee as to the manner in which voting rights will be exercised with respect to such shares.  The Trustee will vote in its discretion all unallocated shares and all shares for which no voting instructions are timely received.

(3)
This information is taken from a Schedule 13G/A filed April 17, 2025 with respect to holdings of BlackRock, Inc. subsidiaries as of March 31, 2025, and consequently, the beneficial ownership of BlackRock, Inc. may have changed prior to the printing of this Proxy Statement.  The Schedule 13G/A reports sole voting power with respect to 1,283,398 shares and sole dispositive power with respect to 1,315,803 shares.

(4)
This information is taken from a Schedule 13G/A filed February 9, 2024 with respect to holdings of Dimensional Fund Advisors LP and its subsidiaries as of December 31, 2023, and consequently, the beneficial ownership of Dimensional Fund Advisors LP may have changed prior to the printing of this Proxy Statement.  The Schedule 13G/A reports sole voting power with respect to 1,136,964 shares and sole dispositive power with respect to 1,158,760 shares.

(5)
This information is taken from a Schedule 13G filed April 30, 2025 with respect to holdings of The Vanguard Group as of March 31, 2025, and consequently, the beneficial ownership of The Vanguard Group may have changed prior to the printing of this Proxy Statement.  The Schedule 13G reports shared voting power with respect to 11,240 shares, sole dispositive power with respect to 894,422 shares, and shared dispositive power with respect to 27,077 shares.

ELECTION OF DIRECTORS

CTBI’s directors are elected at each Annual Meeting of Shareholders and hold office until the next election of directors or until their successors are duly elected and qualify.  The persons named below have been nominated for election to serve until the next Annual Meeting of Shareholders.  All of these individuals currently serve as directors of CTBI.

David L. Baird
Mark A. Gooch
Eugenia Crittenden “Crit” Luallen
Ina Michelle Matthews
James E. McGhee II
Franky Minnifield
Jefferson F. Sandlin
Anthony W. St. Charles
Chad C. Street, DMD, MD
Lillian (Kay) Webb, PhD

Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote for the election of each of the nominees listed above.  All nominees have indicated a willingness to serve and CTBI does not anticipate that any of the above nominees will decline or be unable to serve if elected as a director.  However, in the event that one or more of such nominees is unable, unwilling, or unavailable to serve, the persons named in the proxy shall have authority, according to their judgment, to vote for such substitute nominees as they, after consultation with the Board, shall determine.  If considered desirable, cumulative voting will be exercised by the persons named in the proxy to elect as many of such nominees as possible.

The Nominating and Corporate Governance Committee assists the Board in identifying qualified persons to serve as directors of CTBI.  The Nominating and Corporate Governance Committee will evaluate proposed director nominees, including incumbent directors, prior to recommending re-nomination.  The Nominating and Corporate Governance Committee selects as candidates for nomination individuals of high personal and professional integrity and ability who can contribute to the Board’s collective effectiveness in serving the interests of CTBI’s shareholders.  Maturity of judgment and community leadership are considered strengths for Board members.  Although the Nominating and Corporate Governance Committee does not utilize a specific or formulaic diversity policy or requirement, it does consider the make-up of the Board as a whole and favorably views Board diversity with respect to the following attributes:  professional and life experience, education, skills, age, race, and gender.

Each of the above-listed nominees has been identified as possessing good judgment, strength of character, and an independent mind, as well as a reputation for integrity and the highest personal and professional ethics.  Each nominee also brings a strong and varied background and set of skills to the Board, giving the Board, as a whole, competence and experience in a range of areas.

             Below is the information concerning each of the director nominees, including each nominee’s particular and specific qualifications, attributes, and skills which led the Board to conclude that he/she should serve as a director.  As more fully described below, the nominees for director collectively have skills in areas considered by the Nominating and Corporate Governance Committee to be valuable to CTBI, including experience in finance, accounting, legal matters, management, operations, and business development and growth, within the financial institutions, energy, and other business sectors.

A plurality voting standard applies for the election of our directors.  Therefore, the ten director nominees receiving the most “FOR” votes from the holders of shares present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors will be elected.  Withholding authority to vote your shares with respect to one or more director nominees will have no effect on the election of those nominees.  Broker non-votes will also have no effect on the election of the nominees.  THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE FOLLOWING NOMINEES:

             David L. Baird, age 46, was appointed to the Board on June 25, 2025.  He currently serves as a member of the Board’s Risk and Compliance Committee.  Mr. Baird has been an attorney with Baird & Baird, P.S.C. in Pikeville, Kentucky since 2005 and has been a shareholder since 2020.  He earned a Bachelor of Science in Finance from the Richard T. Farmer School of Business at Miami University (Ohio) in 2002 and his Juris Doctor from the Salmon P. Chase College of Law at Northern Kentucky University in 2005.  Mr. Baird’s legal practice is concentrated on mineral and environmental law, real property and contract litigation, business transactions, bankruptcy (creditor), and general practice.  He is a member of the Kentucky Bar Association and the Pike County Bar Association.  Mr. Baird continues his education by attending seminars on various areas of the law, banking, corporate finance, and healthcare.  He is a member of the Boards of Directors of Pikeville Medical Center, Inc., The Elliott Company, and the Pike County Regional Airport Board.  He also serves as Corporate Compliance Committee Chairman and Bylaws Committee Chairman of the Pikeville Medical Center Board.  He was a member of the Board of Directors of the Southeast Kentucky Chamber of Commerce from 2014 through 2019, serving as its Chairman in 2018.  Mr. Baird also serves on the Board of Sandy Valley Habitat for Humanity, The Rotary Club of Pikeville, and regional education initiative, Community Economic Development and Revitalization (“CEDAR”).  We believe Mr. Baird’s qualifications to sit on our Board include his extensive executive leadership and management experience, as well as his vast legal knowledge.

Mark A. Gooch, age 67, was appointed as Chairman of the Board on March 17, 2024.  Mr. Gooch was appointed to the Board in January 2022 and as Vice Chairman, President, and Chief Executive Officer of CTBI effective February 7, 2022.  He currently serves as Chairman of the Board’s Executive Committee and as a member of the Corporate Retirement and Employee Benefit Committee, in addition to being Chairman of CTB’s Loan Committee.  Mr. Gooch also serves as Chairman of the Board and Chief Executive Officer of CTB and Chairman of the Board of CTIC.  Mr. Gooch has been employed by CTBI since 1981 and has held various positions within the company including branch manager, cashier, retail and commercial lender, Vice President, compliance officer, and President/CEO and Director of First Security Bank & Trust from 1993 until January 1997.  He was then named Executive Vice President/Operations of CTB and served in that role until July 1999 when he was named President and CEO of CTB.  Mr. Gooch is a director of the City of Pikeville’s Economic and Industrial Development Authority Corporation, the Big Sandy Regional Industrial Development Authority, the Energy Planning and Inventory Commission, the National Advisory Council for the National Community Investment Fund, the Big Sandy Area Development District, CEDAR, Inc., the National Advisory Council for the Christian Appalachian Project, and the Kentucky Pro Football Hall of Fame Board.  Mr. Gooch has served on several other boards of directors over the years, including the Kentucky Bankers Association, the Kentucky Department of Financial Institutions, and the Kentucky Chamber of Commerce, and he is a Past Chairman of the Pike County Chamber of Commerce and One East Kentucky.  We believe Mr. Gooch’s qualifications to sit on our Board include his 45 years of banking experience, including more than twenty years as the president and chief executive officer of CTB and the past four years as CTBI’s president and chief executive officer.

Eugenia Crittenden “Crit” Luallen, age 73, was appointed to the Board in 2020.  Ms. Luallen was appointed Vice Chairman of the Board and lead independent director on March 17, 2024.  Ms. Luallen was appointed to the Board of Directors of CTB in 2012 and served in that capacity until 2014, at which time she was appointed Lieutenant Governor of Kentucky by Governor Steve Beshear.  Ms. Luallen was reappointed to CTB’s Board in 2016, and she served as a director of CTB until 2021.  She currently serves as Chairman of the Board’s Audit and Asset Quality Committee and as a member of the Board’s Executive Committee, Risk and Compliance Committee, Nominating and Corporate Governance Committee, and Compensation Committee.  She is also a director of CTIC.  Ms. Luallen has served seven Kentucky Governors and been elected twice to statewide office.  During her long career in state government, Ms. Luallen served in a variety of positions with responsibility for financial management and oversight.  Ms. Luallen was elected the state’s Auditor of Public Accounts in 2003 and reelected in 2007, serving a total of eight years.  In that position, her office was responsible for auditing all state agencies and county governments.  Prior to that position, Ms. Luallen served seven years as Secretary of the Governor’s Executive Cabinet, a position equivalent to chief operating officer for the Commonwealth of Kentucky.  During her tenure as Secretary of the Governor’s Cabinet, she served concurrently for thirteen months as State Budget Director.  Other gubernatorial appointments included Secretary of the State’s Finance and Administration Cabinet, which manages the financial resources of the Commonwealth and provides the central coordination for administrative services.  Ms. Luallen is Vice Chair of the Board of Trustees of Centre College, Chair of the Executive Branch Ethics Commission and is involved in numerous other civic and charitable activities.  We believe Ms. Luallen’s qualifications to sit on our Board include her extensive government experience and strong financial management background.

Ina Michelle Matthews, age 55, was elected to the Board in 2021.  She has served as a director of CTB since 2019.  She currently serves as Chairman of the Board’s Risk and Compliance Committee and as a member of the Audit and Asset Quality Committee, Compensation Committee, and Corporate Retirement and Employee Benefit Committee, as well as CTB’s Loan Committee.  Mrs. Matthews has served as the President of Childers Oil Company and Double Kwik Convenience Stores since 2012.  Childers Oil Company was founded in 1966 and distributes petroleum products and operates convenience stores throughout Eastern Kentucky and Southwest Virginia.  Mrs. Matthews also serves as the Chairman of Letcher County Tourism and is the founder of the EKY Heritage Foundation with the sole purpose to help tourism and economic development in the Eastern Kentucky region.  She previously served on the boards of the National Association of Convenience Stores (NACS) and Georgetown College.  We believe Ms. Matthews’s qualifications to sit on our Board include her extensive executive leadership and management experience and her operational and financial expertise gained from managing a large regional business.

James E. McGhee II, age 68, was appointed to the Board in 2005.  He currently serves as Chairman of the Board’s Nominating and Corporate Governance Committee and as a member of the Executive Committee, Audit and Asset Quality Committee, Risk and Compliance Committee, and Compensation Committee. He is also a director of CTB and CTIC and serves on CTB’s Loan Committee.  Mr. McGhee was an executive officer of Dyno East Kentucky (dba Mountain Valley Explosives) from 1995 until 2006 at which time he sold the company and formed Three JC Investments, LLC.  As President of Three JC Investments, LLC, he is involved in explosives consulting, natural gas development, and commercial property.  Over the years, Mr. McGhee has started several small businesses involving property and energy.  He also served as Executive Director of Dyno Explosives Distributors Association.  During his career, Mr. McGhee was responsible for sales, acquisition, distribution, personnel, and financial reporting for several locations with Coal-Mac, Sandy Valley Explosives, and Mountain Valley Explosives.  In addition to Mr. McGhee’s business management experience, he has attended several business related safety, sales, and management seminars, an accounting for non-accountants seminar, and continuing education classes for directors.  We believe Mr. McGhee’s qualifications to sit on our Board include his extensive executive leadership, management, and entrepreneurial experience, as well as his operational and financial expertise gained from managing several small businesses.

Franky Minnifield, age 66, was appointed to the Board in 2020.  He served as a director of CTB from 1998 until 2021.  He currently serves as Chairman of the Board’s Corporate Retirement and Employee Benefit Committee, Vice Chairman of the Risk and Compliance Committee, and as a member of the Audit and Asset Quality Committee and Nominating and Corporate Governance Committee.  Mr. Minnifield is the President and founder of Minnifield Enterprize, Inc., a general contracting company, and has a long-standing contract with Toyota Motor Manufacturing providing goods and services (non-auto parts related) within the operations of North America, Canada, and Mexico.  In 1996, he started the Kentucky Pro Football Hall of Fame organization where he currently serves as the Executive Director.  Mr. Minnifield was formerly Chairman of the University of Louisville Board of Trustees and a member of the University of Louisville Foundation’s board.  He is also a former member of the Lexington Chamber of Commerce’s board.  We believe Mr. Minnifield’s qualifications to sit on our Board include his more than thirty years of finance, accounting, and management experience with extensive knowledge in small business startups.

Jefferson F. Sandlin, age 63, was appointed to the Board in January 2024.  He currently serves as a member of the Board’s Audit and Asset Quality Committee, Risk and Compliance Committee, and Corporate Retirement and Employee Benefit Committee.  He is also a director of CTB and CTIC and serves on CTB’s Loan Committee.  Mr. Sandlin worked in the mining industry from 1980 to 1994.  He joined Perry Distributors, Inc., in 1994 and worked his way through every area of the business, including warehouse, delivery, marketing, human resources, and sales and administration.  He was appointed General Manager of Perry Distributors, Inc. in 1999 and is currently the Chief Operating Officer.  Mr. Sandlin also led the acquisition efforts of two additional companies, one in Ashland, Kentucky and another in Ironton, Ohio in 2016.  In addition, he is President and Co-owner of Mountain Community Pharmacy, located in Hazard, Kentucky.  Mr. Sandlin is a former member of the CTB Hazard Market Advisory Board.  We believe Mr. Sandlin’s qualifications to sit on our Board include his extensive executive leadership and management experience, as well as his operational and acquisition expertise.

Anthony W. St. Charles, age 67, was appointed to the Board in 2010.  He currently serves as Chairman of the Board’s Compensation Committee, Vice Chairman of the Executive Committee, and a member of the Audit and Asset Quality Committee, Risk and Compliance Committee, and Corporate Retirement and Employee Benefit Committee.  He is also a director of CTIC.  Mr. St. Charles is the President and Chief Executive Officer of The St. Charles Group, LLC of Cincinnati, Ohio.  Mr. St. Charles has provided consulting services and subject matter expertise to financial institutions and technology companies in the United States and Europe for more than thirty years.  His company specializes in control environment reviews, finance related remedial activities, electronic banking, retail delivery channel analysis, and operations reengineering for all back office processes.  This broad spectrum of financial industry expertise allows Mr. St. Charles to provide valuable insight to the Board.  Prior to the formation of his own company, Mr. St. Charles was involved in sales and consulting with the Unisys Corporation for five years and held officer level positions with U.S. Bank for fourteen years.  We believe Mr. St. Charles’ qualifications to sit on our Board include his extensive banking, executive leadership, management, and entrepreneurial experience.

Chad C. Street, DMD, MD, age 54, was elected to the Board in 2021.  He has served as a director of CTB since 2017.  He currently serves on the Board’s Executive Committee, Audit and Asset Quality Committee, Risk and Compliance Committee, and Nominating and Corporate Governance Committee, as well as CTB’s Loan Committee.  Dr. Street received his undergraduate degree from Pikeville College (now the University of Pikeville) (“UPIKE”) in 1992.  He received his Doctor of Dental Medicine (DMD) degree from the University of Kentucky College of Dentistry in May 1996, and then enrolled in the combined DMD, MD Oral & Maxillofacial Surgical residency program at the University of Kentucky Chandler Medical Center, where he completed his training in June 2003.  Since then, he has been in private practice as an oral and maxillofacial surgeon in Pikeville, Kentucky.  In June 2006, he opened his own practice after a three-year associateship with another practice.  He is the sole owner and surgeon of the East Kentucky Oral & Maxillofacial Surgery, PSC practice, and owns his own real estate management company, Street Investments, LLC.  Dr. Street has staff privileges for both inpatient and outpatient surgical procedures and consultations at the University of Kentucky Medical Center in Lexington, Kentucky and Pikeville Medical Center in Pikeville, Kentucky.  He is a voluntary faculty member at the University of Kentucky Medical School and surgical departments, as well as a voluntary faculty preceptor at the University of Pikeville Osteopathic School of Medicine.  Dr. Street has nearly twenty years of business management experience, with extensive financial experience and is competent in practice management.  He has many years of business/financial experience and is well invested in the local medical and dental communities, serving as Past President three different terms for the Kentucky Mountain Dental Society.  We believe Dr. Street’s qualifications to sit on our Board include his extensive executive leadership and management experience and his operational and financial expertise gained from the successful operation of his own business.

Lillian (Kay) Webb, PhD, age 62, was appointed to the Board in November 2023.  She currently serves as Vice Chairman of the Board’s Corporate Retirement and Employee Benefit Committee and as a member of the Audit and Asset Quality Committee and Risk and Compliance Committee.  Dr. Webb completed master’s degrees in music and counseling and a doctorate in counseling psychology from Ball State University in Muncie, Indiana.  She has served as faculty at Indiana Wesleyan University and Northwest Nazarene University, and she is currently the Director of the Center for Career, Vocation, and Leadership at UPIKE in Pikeville, Kentucky.  At UPIKE, Dr. Webb assists and advises students as they explore career paths through college and beyond.  Additionally, she works with departmental teams to identify individual strengths, increase team productivity, and improve employee satisfaction.  Dr. Webb formerly served as co-director of Eastern Kentucky STRONG, an organization which sought to transform the self-image of young women from Eastern Kentucky.  She currently serves on the advisory board for Mountain Girl Experience, an organization focused on celebrating and nurturing the artistry and strengths of Appalachian women.  We believe Dr. Webb’s qualifications to sit on our Board include her extensive executive leadership and management experience.

The Nominating and Corporate Governance Committee will consider candidates nominated by shareholders.  The Nominating and Corporate Governance Committee will evaluate candidates recommended by shareholders on the same basis as it evaluates any other properly recommended nominee.  Shareholders who desire to recommend a candidate for election at the next Annual Meeting of Shareholders should submit the name of the candidate and information concerning the qualifications of the candidate by mail to Nominating and Corporate Governance Committee at CTBI’s address no later than December 31, 2026.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Directors

The following persons are the directors of Community Trust Bancorp, Inc. as of the Record Date.  Their security ownership as of the Record Date is as follows:

	Amount and Nature of		Percent
Name	Beneficial Ownership	(1)	of Class
David L. Baird	21,401		(2)

Mark A. Gooch	91,991	(3)	(2)

Eugenia Crittenden “Crit” Luallen	412		(2)

Ina Michelle Matthews	412		(2)

James E. McGhee II	36,780		(2)

Franky Minnifield	24,192		(2)

Jefferson F. Sandlin	930		(2)

Anthony W. St. Charles	10,477		(2)

Chad C. Street	6,512	(4)	(2)

Lillian (Kay) Webb	412		(2)

All directors and executive officers as a group (20 in number including the above named individuals)	468,614		2.6%

(1)
Under the rules of the SEC, a person is deemed to beneficially own a security if the person has or shares the power to vote or direct the voting of such security or the power to dispose or to direct the disposition of such security.  A person is also deemed to beneficially own any shares of which that person has the right to acquire beneficial ownership within sixty days.  Shares of Common Stock subject to options exercisable within sixty days are deemed outstanding for computing the percentage of class of the person holding such options but are not deemed outstanding for computing the percentage of class for any other person.  Unless otherwise indicated, the named persons have sole voting and investment power with respect to shares held by them.  Beneficial ownership of CTBI Common Stock is shown as of the Record Date.

(2)	Less than 1 percent.

(3)	Includes 5,259 restricted shares awarded under CTBI’s stock ownership plans, 28,198 shares held in the 401(k) Plan, and 24,412 shares held in the ESOP which Mr. Gooch has the power to vote.

(4)	Includes 1,100 shares held by Dr. Street’s wife over which he has no voting or investment power.

Executive Officers

The following persons are the executive officers of Community Trust Bancorp, Inc. as of the Record Date, in addition to Mark A. Gooch, Chairman of the Board, President, and Chief Executive Officer.  They are not nominated to serve as directors.  Their security ownership as of the Record Date is as follows:

Name	Position	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Billie J. Dollins	Executive Vice President	10,551 (3)	(2)

Charles Wayne Hancock II	Executive Vice President and Secretary	14,502 (4)	(2)

D. Andrew Jones	Executive Vice President	26,222 (5)	(2)

Thomas E. McCoy	Executive Vice President	23,289 (6)	(2)

Richard W. Newsom	Executive Vice President	48,775 (7)	(2)

Mark E. Smith	Executive Vice President	24,844 (8)	(2)

Ricky D. Sparkman	Executive Vice President	44,836 (9)	(2)

Kevin J. Stumbo	Executive Vice President, Chief Financial Officer, and Treasurer	37,428 (10)	(2)

David I. Tackett	Executive Vice President	33,421 (11)	(2)

Andy D. Waters	Executive Vice President	11,227 (12)	(2)

(1)
Under the rules of the SEC, a person is deemed to beneficially own a security if the person has or shares the power to vote or direct the voting of such security or the power to dispose or to direct the disposition of such security.  A person is also deemed to beneficially own any shares of which that person has the right to acquire beneficial ownership within sixty days.  Shares of Common Stock subject to options exercisable within sixty days are deemed outstanding for computing the percentage of class of the person holding such options but are not deemed outstanding for computing the percentage of class for any other person.  Unless otherwise indicated, the named persons have sole voting and investment power with respect to shares held by them.  Beneficial ownership of CTBI Common Stock is shown as of the Record Date.

(2)	Less than 1 percent.

(3)	Includes 6,264 restricted shares awarded under CTBI’s stock ownership plans and 2,926 shares held in the ESOP which Ms. Dollins has the power to vote.

(4)	Includes 1,855 restricted shares awarded under CTBI’s stock ownership plans, 3,428 shares held in the 401(k) Plan, and 6,100 shares held in the ESOP which Mr. Hancock has the power to vote.

(5)	Includes 1,721 restricted shares awarded under CTBI’s stock ownership plans, 3,382 shares held in the 401(k) Plan, and 13,138 shares held in the ESOP which Mr. Jones has the power to vote.

(6)	Includes 5,925 restricted shares awarded under CTBI’s stock ownership plans, 8,461 shares held in the 401(k) Plan, and 8,462 shares held in the ESOP which Mr. McCoy has the power to vote.

(7)
Includes 2,161 restricted shares awarded under CTBI’s stock ownership plans, 17,003 shares held in the 401(k) Plan, 18,795 shares held in the ESOP which Mr. Newsom has the power to vote, and 124 shares held by Mr. Newsom’s wife over which Mr. Newsom has no voting or investment power.

(8)	Includes 6,254 restricted shares awarded under CTBI’s stock ownership plans, 13,164 shares held in the 401(k) Plan, and 4,021 shares held in the ESOP which Mr. Smith has the power to vote.

(9)
Includes 1,903 restricted shares awarded under CTBI’s stock ownership plans, 13,197 shares held in the ESOP, and 285 shares held in an individual retirement account which Mr. Sparkman has the power to vote.

(10)
Includes 2,148 restricted shares awarded under CTBI’s stock ownership plans, 14,642 shares held in the 401(k) Plan, and 14,145 shares held in the ESOP which Mr. Stumbo has the power to vote and 598 shares held in the 401(k) Plan and 1,070 shares held in the ESOP by Mr. Stumbo’s wife over which Mr. Stumbo has no voting or investment power.

(11)	Includes 6,457 restricted shares awarded under CTBI’s stock ownership plans, 12,833 shares held in the 401(k) Plan, and 10,998 shares held in the ESOP which Mr. Tackett has the power to vote.

(12)	Includes 1,738 restricted shares awarded under CTBI’s stock ownership plans and 8,114 shares held in the ESOP which Mr. Waters has the power to vote.

DIRECTORS’ COMPENSATION

Directors of CTBI were paid $16,250 cash for the first quarter 2025.  Upon approval of the Amended and Restated Stock Ownership Plan in April 2025, each director was provided $20 thousand equity in the form of a stock award, and the quarterly Board fees were adjusted to $13,750 cash per quarter.  David L. Baird received $10 thousand equity in the form of a stock award upon his appointment to the Board in June 2025.  The following additional cash payments for the Lead Director, Committee chairs, and Committee meetings were paid for 2025:

•	Lead Director - $5,000 quarterly
•	Audit and Asset Quality Committee Chair - $3,125 quarterly
•	Compensation Committee Chair - $2,125 quarterly
•	Risk and Compliance Committee Chair - $1,875 quarterly
•	Nominating and Corporate Governance Committee Chair - $1,875 quarterly
•	Corporate Retirement and Employee Benefit Committee Chair - $1,250 quarterly
•	Audit and Asset Quality Committee - $750 per meeting
•	Compensation Committee - $500 per meeting
•	Risk and Compliance Committee - $750 per meeting
•	Nominating and Corporate Governance Committee - $500 per meeting
•	Corporate Retirement and Employee Benefit Committee - $500 per meeting

Directors are paid $200 for special committee meetings by telephone.  No option awards, non-equity incentive compensation, nonqualified deferred compensation, or other benefits were provided to directors of CTBI.  Directors who are also officers of CTBI did not receive additional compensation for serving as a director.  The following table shows the total fees paid in 2025 to each director who served during 2025, for their services as directors in 2025.

Director	Cash Fees Paid	Stock Awards (1)	Total Compensation
Charles J. Baird	$0	$0	$0	(2)

David L. Baird	29,500	9,988	39,488	(3)

Franklin H. Farris, Jr.	42,757	19,990	62,747	(4)(5)

Mark A. Gooch	0	0	0	(6)

Eugenia Crittenden “Crit” Luallen	97,100	19,990	117,090	(7)

Ina Michelle Matthews	70,795	19,990	90,785	(5)

James E. McGhee II	78,500	19,990	98,490	(5)(7)

Franky Minnifield	71,500	19,990	91,490

Jefferson F. Sandlin	67,900	19,990	87,890	(5)(7)

Anthony W. St. Charles	76,550	19,990	96,540	(6)

Chad C. Street	68,100	19,990	88,090	(4)

Lillian (Kay) Webb	66,600	19,990	86,590

Total	$669,302	$189,898	$859,200

(1)
The values shown for stock awards reflect the grant date fair value of $48.52, which was the closing price on the grant date of April 22, 2025, except Mr. Baird’s is shown with a grant date fair value of $56.75, which was the closing price on the grant date of July 22, 2025.

(2)	Charles J. Baird retired effective January 3, 2025; therefore, he received no compensation in the year 2025.

(3)	David L. Baird was appointed to the Board June 25, 2025.

(4)	Mr. Farris retired from the Board effective June 21, 2025.

(5)
Mrs. Matthews, Mr. McGhee, Mr. Sandlin, and Dr. Street currently serve as directors of both CTBI and CTB, and their payments are split between the two companies.  Each also serves on CTB’s Loan Committee and received up to $300 per month for participation in those meetings.  Mr. Farris also served as a director of both CTBI and CTB, as well as CTB’s Loan Committee, until his retirement.

(6)	As an officer of CTBI, Mr. Gooch did not receive directors’ fees.

(7)	Ms. Luallen, Mr. McGhee, Mr. Sandlin, and Mr. St. Charles each received $300 per meeting as directors of CTIC.

For information concerning director compensation for 2026, see the Role of the Compensation Committee section of the Compensation Discussion and Analysis.

CORPORATE GOVERNANCE

The Board has determined that the following eight of CTBI’s ten directors and director nominees are “independent” as defined by applicable law and Nasdaq listing standards:  Eugenia Crittenden “Crit” Luallen, Ina Michelle Matthews, James E. McGhee II, Franky Minnifield, Jefferson F. Sandlin, Anthony W. St. Charles, Chad C. Street, and Lillian (Kay) Webb.  The independent directors have no relationships with CTBI or its independent auditors other than immaterial relationships which were therefore not considered by the Board in confirming independence.  Ms. Luallen has been selected by the Board as the “lead independent director.”

The lead independent director presides over executive sessions of the Board and acts as the liaison between independent directors and the Chairman of the Board.  The lead independent director also provides input to the Chairman of the Board concerning the agendas for Board meetings and performs other duties as assigned by the Board from time to time.

The leadership structure of the Board consists of a combined Chairman and Chief Executive Officer position, effective with Mr. Gooch’s appointment on March 17, 2024.  The Board believes that a unified Chief Executive Officer and Chairman is appropriate and in the best interests of CTBI and its shareholders.  The Board believes that combining these roles provides the following advantages:

•	The Chief Executive Officer is the director most familiar with CTBI’s business and is best suited to lead discussions on important matters affecting CTBI’s business;

•	The combination of the roles creates a firm link between management and the Board and facilitates the development and implementation of corporate strategy; and

•
The combination of the positions contributes to a more effective and efficient Board, and the Board believes it does not undermine the Board’s independence, particularly in light of the role played by the Board’s lead independent director.

The lead independent director serves an important corporate governance function by providing separate leadership for the non-management and independent directors.  The Board makes the determination of the appropriate leadership structure based on current circumstances.  The Board also believes that the solid and profitable performance of CTBI under Mr. Gooch’s direction demonstrates the effectiveness of CTBI’s leadership structure.  Mr. Gooch is the direct link between executive management and the Board, and as a banking professional with over 40 years of industry experience, he provides critical insight and perception to the Board, as well as feedback to executive management, through his understanding of the issues at hand.

Per CTBI’s Directors’ Compensation, Retirement, and Benefits Policy, directors must retire from being a voting director upon attaining the age of 75.  Mr. Franklin H. Farris, Jr. turned 75 since our last Annual Meeting of Shareholders and, therefore, retired effective June 21, 2025.

During 2025, the Board held four executive sessions, under the guidelines for executive sessions prescribed in the Corporate Governance Guidelines, which included only non-management directors.

Corporate Governance Guidelines and the Code of Business Conduct and Ethics adopted by the Board may be found on CTBI’s website at www.ctbi.com.  The Code of Business Conduct and Ethics governs the actions of CTBI’s directors, officers, and employees.  The Code of Business Conduct and Ethics is reviewed by the Nominating and Corporate Governance Committee and approved by the Board.

The Board has adopted insider trading policies and procedures governing the purchase, sale, and/or other dispositions of CTBI’s securities by directors, officers, and employees, or CTBI itself that are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and applicable listing standards.  CTBI’s Insider Trading Policy, approved by the Board on January 28, 2025, was filed as Exhibit 19.1 to our annual report on Form 10-K for the year ended December 31, 2024.

The Board has adopted a policy, included in CTBI’s Insider Trading Policy, which prohibits directors, executive officers, and their designees from engaging, directly or indirectly, in hedging with respect to any CTBI equity securities or pledging a significant amount of CTBI’s equity securities.  For these purposes, “significant” means the lesser of 1% of CTBI’s outstanding equity securities or 50% of the CTBI equity securities owned by the director or executive officer.  Under the policy, “hedging” includes any instrument or transaction such as put options, collars, equity swaps, short sales, stock futures, and forward-sale contracts related to CTBI equity securities which offsets or reduces (or is designed to offset or reduce) the risk of price fluctuations of CTBI’s equity securities granted to, or held directly or indirectly by, a director or executive officer, but excludes portfolio diversification transactions and transactions related to broad-based investment vehicles.

Shareholders may communicate directly with the Board by sending a written communication addressed to the Chairman of the Board at CTBI’s address.

The Board held six meetings during the 2025 fiscal year, including the annual organizational meeting.  Each director serving in 2025 attended at least 75% of the aggregate number of Board meetings and meetings of Board committees on which such director served in 2025 (held during the period that such director served as director).  It is the Board’s policy that directors should attend each Annual Meeting of Shareholders subject to a substantial personal or business conflict.  All of CTBI’s directors holding office at the time attended the 2025 Annual Meeting of Shareholders.  The Board has the following committees: Audit and Asset Quality Committee, Compensation Committee, Executive Committee, Nominating and Corporate Governance Committee, Risk and Compliance Committee, and Corporate Retirement and Employee Benefit Committee.

The Audit and Asset Quality Committee (the “Audit Committee”) Charter, which is subject to annual review, was last reviewed and approved in January 2026 and may be found on CTBI’s website at www.ctbi.com.  The Audit Committee consists of Eugenia Crittenden “Crit” Luallen (Chairman), Ina Michelle Matthews, James E. McGhee II, Franky Minnifield, Jefferson F. Sandlin, Anthony W. St. Charles, Chad C. Street, and Lillian (Kay) Webb, all of whom meet the independence standards of Rule 5605(a)(2) and the audit committee qualifications of Rule 5605(c)(2) of the Nasdaq listing standards.  The Board has determined that none of the Audit Committee members has a relationship to CTBI that may interfere with his or her independence from CTBI and its management.  The Board has determined that Ms. Luallen is an audit committee financial expert for CTBI and is independent as described above.  For further information regarding the Audit Committee, please see the Report of the Audit and Asset Quality Committee below.

The Compensation Committee consists of Anthony W. St. Charles (Chairman), Eugenia Crittenden “Crit” Luallen, Ina Michelle Matthews, and James E. McGhee II, all of whom meet the applicable independence standards.  The Compensation Committee Charter can be found on CTBI’s website at www.ctbi.com.  The Compensation Committee met twice during 2025.  See the Role of the Compensation Committee section of the Compensation Discussion and Analysis for more information.

The Nominating and Corporate Governance Committee consists of James E. McGhee II (Chairman), Eugenia Crittenden “Crit” Luallen, Franky Minnifield, and Chad C. Street, all of whom meet the applicable independence standards.  The Nominating and Corporate Governance Committee Charter may be found on CTBI’s website at www.ctbi.com.  The Nominating and Corporate Governance Committee: (i) evaluates and recommends nominee directors for election to the Board and appointment to committee membership and (ii) develops and recommends to the Board policies and guidelines relating to corporate governance and the identification and nomination of directors and committee members.  This committee is also responsible for the annual review of the Board’s performance as a whole, each committee’s performance as a whole, each individual director’s performance, and the annual review of CTBI’s succession plans for its Chief Executive Officer and other executive officers.  Each of our directors is evaluated annually on the basis of personal characteristics, financial literacy, mature confidence, high performance standards, and core competencies.  The Nominating and Corporate Governance Committee met twice in 2025.  See Election of Directors for more information.

The Risk and Compliance Committee consists of Ina Michelle Matthews (Chairman), Franky Minnifield (Vice Chairman), David L. Baird, Eugenia Crittenden “Crit” Luallen, James E. McGhee II, Jefferson F. Sandlin, Chad C. Street, Anthony W. St. Charles, and Lillian (Kay) Webb, all of whom meet the applicable independence standards.  The Risk and Compliance Committee Charter may be found on CTBI’s website at www.ctbi.com.  The Risk and Compliance Committee: (i) oversees management’s compliance with all of CTBI’s regulatory obligations arising under applicable federal and state banking and financial institutions laws, rules, and regulations and (ii) oversees management’s implementation and enforcement of CTBI’s risk management policies and procedures.  On a quarterly basis, CTBI’s Chief Internal Audit/Risk Officer provides a comprehensive risk report to the Risk and Compliance Committee.  The Risk and Compliance Committee met four times during 2025.

Under our Corporate Governance Guidelines, the Board is charged with providing oversight of our risk management processes.  The Audit Committee and the Risk and Compliance Committee are primarily responsible for overseeing our risk management function on behalf of the Board.  In carrying out its responsibilities, the Audit and Risk and Compliance Committees work closely with our Chief Risk Officer and other members of our enterprise-wide risk management team.  Risk is inherent with every business, and how well a business manages risk can ultimately determine its success.  We face a number of risks, including general economic risks, credit risks, regulatory risks, audit risks, reputational risks, and others, such as the impact of competition.  Management is responsible for the day-to-day management of risks CTBI faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management.  In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

While the full Board is charged with ultimate oversight responsibility for risk management, various committees of the Board and members of management also have responsibilities with respect to our risk oversight.  The Audit Committee plays a large role in monitoring and assessing our financial, legal, and organizational risks.  CTBI utilizes an enterprise-wide risk management (“EWRM”) process designed to provide the Board and management with the capabilities needed to identify, assess, and manage the full spectrum of risks inherent to our industry.  While business unit managers are primarily responsible for managing risk inherent in their areas of responsibility, CTBI has established a risk management governance structure to establish policies, monitor adherence to the policies, and manage the overall risk profile of CTBI.  CTBI’s EWRM program is not intended to replace normal risk management activities conducted by the business unit managers.  The EWRM program is designed to provide a portfolio view of risks across the entire enterprise.

As an integral part of the risk management process, management has established various committees consisting of senior executives and others within CTBI.  The purpose of these committees is to closely monitor risks and ensure that adequate risk management practices exist within their respective areas of authority.  Some of the principal committees include the Asset/Liability Management (ALCO) Committee, the Loan Portfolio Risk Management Committee, the Senior Credit Committee, the Information Technology Steering Committee, and various compliance-related committees.  Overlapping membership of these committees by senior executives and others helps provide a unified view of risk on an enterprise-wide basis.  To facilitate an enterprise-wide view of CTBI’s risk profile and coordinate the enterprise risk management governance process, a Chief Risk Officer has been appointed, who oversees the process and reports on CTBI’s risk profile.  Additionally, risk champions are assigned for various areas.  The risk champions facilitate implementation of the enterprise risk management and governance process across CTBI.  The Risk and Compliance Committee oversees and supports the EWRM process.  The Board, through its Risk and Compliance Committee, has overall responsibility for oversight of CTBI’s enterprise risk management governance process.  The Risk and Compliance Committee monitors and assesses regular reports from the management team’s EWRM Committee regarding comprehensive organizational risk as well as particular areas of concern.  In addition, the Nominating and Corporate Governance Committee considers risks related to succession planning.  The Compensation Committee considers risks related to the attraction and retention of critical employees and risks relating to CTBI’s compensation programs and contractual employee arrangements and oversees incentives that encourage a level of risk-taking consistent with our overall strategy.  The Compensation Committee reviews compensation and benefit plans affecting employees in addition to those applicable to executive officers.

REPORT OF THE AUDIT AND ASSET QUALITY COMMITTEE

The Audit Committee oversees the financial reporting process of CTBI on behalf of the Board.  All directors who serve on the Audit Committee meet the independence standards and the audit committee qualifications of the Nasdaq listing standards.  The Audit Committee monitors the integrity of CTBI’s financial statements, the qualifications and independence of CTBI’s independent registered public accounting firm (“independent auditor”), the performance of CTBI’s internal audit function, CTBI’s system of internal controls, financial reporting and disclosure controls, and compliance with the Corporate Governance Guidelines and Code of Business Conduct and Ethics.  The Audit Committee has established procedures for the confidential, anonymous submission of concerns about accounting matters, internal controls, and auditing matters.  Management has the responsibility for the preparation of CTBI’s consolidated financial statements and management’s assertion on the design and effectiveness of CTBI’s internal control over financial reporting.  The independent auditor has the responsibility for the audits of those consolidated financial statements and effectiveness of CTBI’s internal control over financial reporting.

The Audit Committee reviewed with the independent auditor, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, its judgments as to the quality, not just the acceptability, of CTBI’s accounting policies and practices.  Additionally, the Audit Committee’s review included discussion with CTBI’s independent auditor of matters required to be discussed pursuant to the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 (“AS 1301”).  AS 1301 requires CTBI’s independent auditor to provide the Audit Committee with additional information regarding the scope and results of its audit of CTBI’s financial statements, including with respect to: (i) its responsibility under audit standards performed in accordance with standards of the PCAOB (United States), (ii) qualitative aspects of significant accounting policies and practices, (iii) management judgments and critical estimates, (iv) significant unusual transactions, (v) related party relationships and transactions, (vi) audit adjustments, (vii) evaluation of the quality of financial reporting, (viii) other information in documents containing audited financial statements, (ix) any disagreements with management, (x) significant issues discussed with management, and (xi) any difficulties encountered in performing the audit.

The Audit Committee received from BDO USA, P.C. a letter providing the disclosures required by applicable requirements of the PCAOB, with respect to any relationships between BDO USA, P.C. and CTBI that, in its professional judgment, may reasonably be thought to bear on independence.  BDO USA, P.C. has discussed its independence with the Audit Committee and has confirmed in such letter that, in its professional judgment, it is independent of CTBI within the meaning of the federal securities laws.

The Audit Committee pre-approves all audit and non-audit services performed by the independent auditor.  The Audit Committee will periodically grant general pre-approval of certain audit and non-audit services.  Any other services must be specifically approved by the Audit Committee, and any proposed services exceeding the pre-approved cost levels must be specifically pre-approved by the Audit Committee.  In periods between Audit Committee meetings, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee.

The Audit Committee discussed with CTBI’s internal auditor and independent auditor the overall scope and plans for their respective audits.  The Audit Committee met with its internal auditor and independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of CTBI’s internal controls, and the overall quality of CTBI’s financial reporting.  The Audit Committee held twelve meetings during fiscal year 2025.

In fulfilling its oversight responsibilities, the Audit Committee reviewed with management and the independent auditor the audited consolidated financial statements of CTBI as of and for the year ended December 31, 2025 and management’s assertion on the design and effectiveness of CTBI’s internal control over financial reporting as of December 31, 2025.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC.

Eugenia “Crit” Luallen, Chairman	Ina Michelle Matthews, Member
James E. McGhee II, Member	Franky Minnifield, Member
Jefferson F. Sandlin, Member	Anthony W. St. Charles, Member
Chad C. Street, Member	Lillian (Kay) Webb, Member

February 19, 2026

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of CTBI engaged BDO USA, P.C. (“BDO”) to serve as its independent registered certified public accounting firm for the year ended December 31, 2025.

Aggregate fees paid by CTBI during the fiscal year ending December 31, 2025 to BDO were as follows:

2025
Audit fees	$464,500
Audit-related fees	74,000
Tax fees	39,534
All other fees	0
Total	$578,034

Audit fees include amounts billed for the annual audit of CTBI’s consolidated financial statements, the annual audit of internal control over financial reporting, reviews of the financial statements included in our quarterly reports on Form 10-Q, and related expenses.  Audit related fees included payments for audits of CTBI’s ESOP and 401(k) Plan and related expenses.  Tax fees include payments for preparation of the federal and state corporate income tax returns, the preparation of the Form 5500s for the CTBI sponsored benefit plans, and related expenses.

Change in Certifying Accountant

As previously reported in our Current Report on Form 8-K, dated October 25, 2024, the Audit Committee recommended and the Board approved the dismissal of Forvis Mazars, LLP (“Forvis”) as CTBI’s independent registered public accounting firm following the completion of its audit of CTBI’s consolidated financial statements as of and for the fiscal year ended December 31, 2024, and the issuance of its report thereon.  We notified Forvis of its dismissal on October 22, 2024.

The audit reports of Forvis on our consolidated financial statements as of and for the years ended December 31, 2024 and 2023, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.  During the fiscal years ended December 31, 2024 and 2023, and the subsequent interim period through February 28, 2025, there were no: (1) “disagreements” (within the meaning of Item 304(a)(1)(iv) of Regulation S-K and related instructions) with Forvis on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement; or (2) “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).  On October 22, 2024, upon the approval of the Audit Committee of the Board, we notified BDO of our formal decision to engage BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2025, effective beginning with the review of our condensed consolidated financial statements for the quarter ending March 31, 2025.

During the fiscal years ended December 31, 2024 and 2023, and the subsequent interim period through February 28, 2025, neither CTBI nor anyone acting on our behalf consulted BDO with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and no written report was provided to us or oral advice was provided that BDO concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).

We provided Forvis with a copy of the disclosure under this heading “Change in Certifying Accountant” prior to filing a Current Report on Form 8-K/A containing such disclosure with the SEC on March 4, 2025, and requested that Forvis furnish us with a letter addressed to the SEC stating whether or not it agreed with the statements reported pursuant to Item 304(a) of Regulation S-K in such Current Report on Form 8-K/A.  A copy of Forvis’ letter to the SEC dated March 4, 2025 was attached as Exhibit 16.1 to the Current Report on Form 8-K/A filed by us on March 4, 2025.

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee requests that shareholders ratify its selection of BDO to examine the consolidated financial statements of CTBI for the fiscal year ending December 31, 2026.  Although action by the shareholders on this matter is not required, the Board believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of CTBI’s financial controls and reporting.  Even if shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of different auditors at any time during the year if it determines that such a change would be in the best interest of CTBI and its shareholders.  BDO is not expected to have a representative present at the Annual Meeting.  Approval of this resolution requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will have no effect on the proposal.  THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF BDO USA, P.C. AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF CTBI.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The compensation of our Chief Executive Officer, Chief Financial Officer, and other three most highly compensated executive officers (“Named Executive Officers” or “NEOs”) is described in the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement.  Shareholders are urged to read both of these sections of this Proxy Statement, which discuss our compensation policies and procedures with respect to our Named Executive Officers.  As discussed in the Compensation Discussion and Analysis, the Compensation Committee seeks to establish executive compensation at fair, reasonable, and competitive levels, with a meaningful portion of compensation tied to performance.

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the changes to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are providing CTBI’s shareholders the opportunity to vote on an advisory (nonbinding) resolution to approve the compensation of our Named Executive Officers.  At our 2023 Annual Meeting of Shareholders, shareholders approved the annual submission of our Named Executive Officer compensation to shareholders for approval on an advisory (nonbinding) basis.  Accordingly, the following resolution will be submitted for a shareholder vote at the Annual Meeting to be held on April 28, 2026:

“RESOLVED, that the shareholders of Community Trust Bancorp, Inc. (“CTBI”) approve, on an advisory basis, the overall compensation of CTBI’s Named Executive Officers, as described in the Compensation Discussion and Analysis and Executive Compensation sections set forth in the Proxy Statement for this Annual Meeting.”

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is nonbinding on CTBI and the Board.  However, the Board values constructive dialogue on executive compensation and other important governance topics with CTBI’s shareholders and encourages all shareholders to vote their shares on this matter.

While this vote is required by law, it will neither be binding on CTBI or the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, CTBI or the Board.  However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.  Brokers and other nominees do not have discretionary voting power over the advisory vote on executive compensation. Therefore, if you hold shares through a broker or other nominee and do not provide voting instructions to your broker or other nominee, your shares will not be voted with respect to this proposal.  Approval of this resolution requires the affirmative vote of a majority of the votes cast at the Annual Meeting.  Abstentions and broker non-votes will have no effect on the proposal.  THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY (NONBINDING) RESOLUTION RELATING TO EXECUTIVE COMPENSATION.

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

In the ordinary course of business, CTBI, through its wholly-owned commercial bank subsidiary, CTB, has had in the past and expects to have in the future banking transactions, including lending to its directors, officers, principal shareholders, and their associates.  When these banking transactions are credit transactions, they are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.  None of the credits are disclosed as nonaccrual, past due, restructured, or potential problem credits.  In the opinion of CTBI’s Board, such transactions do not involve more than the normal risk of collectability or present any other unfavorable features.

Mr. David L. Baird, director of CTBI, is a shareholder in Baird and Baird, P.S.C., a law firm that provided services to CTBI and its subsidiaries during 2025.  Approximately $0.5 million in legal fees and $0.1 million in expenses paid on behalf of CTBI, $0.6 million total, were paid to this law firm during 2025.

The Board has determined that the Compensation Committee of the Board should review and approve related party transactions.  Accordingly, management recommends to the Compensation Committee related party transactions to be entered into by CTBI, including the proposed aggregate value of such transactions if applicable.  After review, the Compensation Committee recommends approval or disapproval of such transactions and at each subsequently scheduled meeting, management updates the Compensation Committee as to any material change to those proposed transactions.  The Compensation Committee provides a report to the Board at each regularly scheduled meeting of the related party transactions approved by the Compensation Committee since the date of its previous report to the Board.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Act requires CTBI’s executive officers and directors and persons who own more than ten percent (10%) of the Common Stock to file initial reports of ownership and changes in ownership with the SEC, as well as to furnish CTBI with a copy of such report.  Additionally, SEC regulations require CTBI to identify in its Proxy Statement those individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year.  Based upon a review of Forms 3, 4, and 5 furnished to CTBI, there were two late filings during 2025.  The initial Form 3 for David L. Baird was filed six days late due to a delay in receiving the EDGAR access codes necessary to make such filing.  A Form 4 for Kevin J. Stumbo reporting a single bona fide gift of shares was filed 105 days late due to an administrative error.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis is intended to provide shareholders with an understanding of our executive compensation philosophy, our decision-making process, the key compensation-related decisions made by the Compensation Committee (“Committee”) in 2025, and any changes approved for 2026.  It also describes the key components of compensation provided to CTBI’s executive officers, including our Chief Executive Officer, Chief Financial Officer, and the next three most highly compensated executive officers.  The Named Executive Officers during 2025 were Mark A. Gooch (Chairman, President, and Chief Executive Officer), Kevin J. Stumbo (Executive Vice President, Chief Financial Officer, and Treasurer), Richard W. Newsom (Executive Vice President), Ricky D. Sparkman (Executive Vice President), and Charles Wayne Hancock II (Executive Vice President).

Executive Summary

During 2025, the Committee’s oversight of the executive compensation programs for executive officers of CTBI ensured achievement of the following objectives, previously adopted by the Committee: (i) continued alignment of executive pay with CTBI performance; (ii) provide executives a pay opportunity that is competitive with industry practices; (iii) attract and retain qualified management; and (iv) maintain enterprise-wide risk management.

The Committee has consistently followed the following compensation strategy for managing executive compensation (approved by the Board):

•	Manage executive officer salaries toward the median of market values (i.e., the middle of the range of competitive practices), contingent on the executives meeting or exceeding performance standards.
•
Balance the cash incentive opportunity under the Senior Management Incentive Compensation Plan (the “Incentive Plan”) with the stock-based incentive opportunity of the Incentive Plan to control the potential dilution to shareholders.

•	Continue to manage the performance-based long-term incentive plan to ensure a significant percentage of total rewards to executives is aligned accordingly with performance of the bank.

During 2025, the Committee reviewed the executive compensation strategy described above and continued the actions taken to implement it.  The Committee concluded that the implementation of this strategy has continued to improve the competitiveness of the compensation opportunity provided to executive officers as well as the alignment of executive pay with CTBI performance.  The Committee determined it appropriate to continue managing pay in accordance with this executive compensation strategy.

In January 2025, the Committee established the performance measures under the Incentive Plan for the year ending December 31, 2025.  The 2025 Incentive Plan required that the goals must be achieved with the accruals for payment of the incentives included as a component of net income.  The 2025 results met the amount required to earn a payment at the third tier; however, if the cost of the additional tier had been accrued, the performance would have been at the second tier.  Accordingly, the NEOs received cash incentive payments at the second tier level (paid in January 2026).  CTBI’s NEOs were also participants in CTBI’s 2023 Executive Committee Long-Term Incentive Compensation Plan (“2023 Plan”) for the three-year period ending December 31, 2025.  The Committee previously established the performance measures under the 2023 Plan, and the required level of performance for payment at 75% of the base tier was achieved by CTBI under the 2023 Plan to award payouts.  Accordingly, the NEOs were entitled to cash incentive awards paid in January 2026.

In addition to the incentive payments earned for performance through the end of 2025, the Committee approved base salary increases for each of the NEOs in January 2026; the base salary increases ranged from 3.8% to 6.9% over 2025 base salaries.  The Committee determined these salary increases were in keeping with the executive compensation strategy and the philosophy of managing executive base salaries toward the median market value for each executive position.  See “Base Salaries” below for additional information about executive salary increases.

Role of the Compensation Committee

The principal duties of the Committee are to establish the executive compensation strategy of CTBI; approve compensation plans that support the implementation of the strategy; assess and monitor the potential risks associated with various compensation arrangements, especially incentive compensation plans; approve the compensation of the CEO; review the recommendations of the CEO and approve the compensation of the other executive officers of CTBI; and make recommendations to the Board concerning executive officer and outside director compensation.  The Committee is responsible for establishing, implementing, and continually monitoring adherence with CTBI’s executive compensation philosophy.

To accomplish these responsibilities, the Committee reviews and approves corporate goals and objectives relevant to the compensation of CTBI’s CEO, and it evaluates the performance of the CEO relative to the approved goals and objectives.  The Committee considers this evaluation of performance when it determines and approves the CEO’s compensation.   Additionally, the Committee reviews compensation levels for CTBI’s other executive officers relative to goals and objectives relevant to their responsibilities, considers the CEO’s evaluation of their achievements, and approves their compensation based on this evaluation.

The Committee strives to establish and maintain compensation plans that are: (i) focused on rewarding performance; (ii) aligned with the interests of shareholders; (iii) competitive with the practices of peer companies; (iv) sufficient to enable CTBI to attract and retain a strong management team; and (v) designed to avoid creation of undue risk for CTBI.

The Committee has followed certain guiding principles to ensure the effectiveness of CTBI’s executive compensation strategy.  The Committee recognizes the importance of perceived fairness of compensation practices, both internally and externally, and believes that the long-term success of CTBI and its ability to create value for shareholders is dependent on attracting, motivating, rewarding, and retaining skilled executives.  Significant time is devoted by the Committee to monitoring the relationship between executive pay and CTBI performance, and adjusting compensation plans and practices as needed from year to year to maintain an appropriate alignment of pay with performance.  The Committee recognizes that the competition for talented executives among financial institutions similar to CTBI is intense, and it considers compensation data and other labor market indicators as it reviews CTBI’s compensation plans.  Current economic and industry environments are considered when reviewing executive compensation.  Full disclosure is made to the independent members of the Board of CTBI’s executive compensation policies, practices, and issues to ensure that all directors understand the implications of the Committee’s decisions.  Likewise, the Committee works with management to ensure that public filings related to executive compensation are transparent and comply with applicable regulations.

The Committee has established various processes to assist it in ensuring CTBI’s executive compensation program is achieving its objectives.  Among these are:

•
Assessment of Company Performance – The Committee considers various measures of company and industry performance, including but not limited to asset growth, asset quality, earnings per share, return on assets, return on equity, total shareholder return, and execution of CTBI’s growth strategy and annual business plan.  In addition, the Committee considers general economic conditions within CTBI’s primary markets, as well as CTBI’s relationships with its regulators and the results of any recent exams.  The Committee does not apply a formula or assign relative weights to these measures.  Instead, it makes a subjective determination after considering such measures individually and collectively.

•
Assessment of Individual Performance – Individual performance assessments impact the compensation of all CTBI employees, including the CEO and other NEOs.  The Committee evaluates CEO performance relative to company performance and other factors, such as leadership, strategic planning, board relations, and relationships with customers, regulators, and others outside CTBI.  As with its assessments of company performance, the Committee does not apply a formula or assign relative weights to any of these measures, and the measures deemed most important by the Committee may vary from year to year.  The process is subjective, but it results in an informed judgment of CEO performance. The Committee reviews the performance of other executive officers and considers the CEO’s recommendations concerning the officers’ achievements.  Additionally, the Committee applies its own judgment based on the interactions of the Board and/or the Committee with each executive officer, their contributions to CTBI’s performance and other leadership accomplishments.

•
Total Compensation Review – The Committee annually reviews each executive’s base salary, annual incentive compensation, and stock-based incentives.  In addition to these primary compensation elements, the Committee reviews other executive compensation arrangements, including, for example, payments that could be required under various severance and change in control scenarios.  This “holistic” review process ensures that the Committee considers the executive’s total compensation prior to changing any single component.

•	Risk Management – The Committee reviews all incentive plans and compensation programs to ensure the plans do not create any risks that are reasonably likely to have a material adverse impact on CTBI.

The Committee meets in executive session without management or guests present when making decisions about the compensation arrangements for NEOs and at other times as needed.

In addition to its responsibilities for executive compensation, the Committee periodically reviews the compensation provided to the Board to ensure that the compensation provided for service on the Board and its committees is commensurate to the amount of work required from the individual directors as well as from the Board in aggregate.  The Committee periodically compares the pay arrangements for the Board and the actual amounts earned by individual directors to amounts paid to outside directors of banking companies in a custom peer group and to survey data for director compensation. Previously disclosed director compensation for 2025 was reviewed by the Compensation Committee in January 2026, and no changes were made for 2026, except the pay for the Corporate Retirement and Employee Benefit Committee Chair was increased to $7,500 annually.

Executive Compensation Philosophy

The Committee believes that executive officer compensation is an integral component of CTBI’s business and human resources strategies.  It is important to CTBI’s success that highly talented and experienced individuals serve as executive officers.  The Committee strives to provide compensation which is sufficient to attract and retain such executives.  The Committee seeks to establish executive compensation at fair, reasonable, and competitive levels.  The Committee also believes that executive compensation should be strategy-focused and recognize individual achievements as well as group contributions and CTBI results.  Therefore, the Committee desires to offer a competitive, market-driven executive officer compensation package which provides for a meaningful portion of compensation to be based upon performance.  As a result, CTBI’s executive compensation package includes incentive-based cash and equity compensation in addition to base salary and employee benefits.

The goal of the Committee is to offer market competitive compensation, without being the highest or lowest provider.  Total compensation packages, including base salaries plus cash- and stock-based incentives, are set at levels the Committee believes are sufficient to attract and retain qualified executives whose performance and success should contribute to shareholder value.  The compensation of NEOs is based on the same criteria and performance factors used for all other executive officers.

Compensation Consultant

The Committee has authority to engage outside advisors as necessary to assist with its oversight of executive compensation.  In 2025, Pearl Meyer was retained to review CTBI’s executive compensation plans.  The role of the Consultant is to provide analyses, information, and advice to assist the Committee in making decisions related to compensation of executive officers.  The Committee believes that the Consultant is independent, and no conflicts of interest are raised by the work of the Consultant under the criteria specified in SEC rules.

During 2025, Pearl Meyer performed a total executive compensation assessment which included: (i) evaluating the competitiveness of pay for each of the NEOs and (ii) developing recommendations for managing executive pay in 2026.  Pearl Meyer’s analysis determined CTBI’s executive total compensation in 2025 was competitively positioned relative to the peer median market value and was consistent with CTBI’s compensation philosophy targeting the median of peers.  The analysis revealed an appropriate mix of base salary and incentive compensation in 2025, with more weight on variable pay than practices of peer community banks, consistent with CTBI’s compensation philosophy.  While it may be necessary to occasionally provide certain executives with larger than average salary increases to position their salaries closer to the market median, the Committee’s actions in recent years have consistently shifted the executive pay mix toward variable, performance-based pay.

Peer Group

CTBI periodically compares its executive pay and business performance, as well as the compensation of the Board, to a group of comparable, publicly traded financial institutions (“Peer Group”).  In establishing a Peer Group, CTBI seeks to include regional bank holding companies that are similar to CTBI in terms of assets, business lines, and geographic markets.  During 2025, the Committee worked with Pearl Meyer to review the Peer Group to ensure it continued to include organizations that were comparable to CTBI.  Based on this review, the Committee determined no changes to the peer group were necessary. The Peer Group of twenty-one companies is listed below.  The Committee believes the Peer Group provides a reasonable basis of comparison for CTBI due to their similar business lines and geographic locations, as well as their comparable size, reflected by total assets.  The median assets of the Peer Group were $6.6 billion, compared to CTBI’s assets of approximately $6.4 billion at the time of the review.  The companies included in the Peer Group ranged in asset size from $3.2 billion to $9.5 billion.

Bank	Ticker	Bank	Ticker
Capital City Bank Group, Inc.	CCBG	Mercantile Bank Corporation	MBWM
City Holding Company	CHCO	Midland States Bancorp, Inc.	MSBI
Farmers National Banc Corp.	FMNB	Nicolet Bankshares, Inc.	NIC
First Community Bancshares, Inc.	FCBC	Peoples Bancorp Inc.	PEBO
First Financial Corporation	THFF	QCR Holdings, Inc.	QCRH
First Mid Bancshares, Inc.	FMBH	Republic Bancorp, Inc.	RBCA.A
German American Bancorp, Inc.	GABC	SmartFinancial, Inc.	SMBK
Great Southern Bancorp, Inc.	GSBC	Stock Yards Bancorp, Inc.	SYBT
HomeTrust Bancshares, Inc.	HTBI	Univest Financial Corporation	UVSP
Independent Bank Corporation	IBCP	Wilson Bank Holding Company	WBHC
Lakeland Financial Corporation	LKFN

Executive Compensation Components

CTBI’s executive compensation program includes the following major components, each of which is described further below.

•	Base Salaries
•	Annual Incentive Plan
•	Long-Term Incentive Plan
•	Benefits and Perquisites
•	Employment Contracts, Termination of Employment, and Change in Control Arrangements

Base Salaries

Salaries for CTBI’s executives are established based upon the scope of their responsibilities, considering competitive market compensation paid by other similarly situated companies for comparable positions.  The Committee sets the CEO’s base salary, subject to approval of the Board.  Any salary increase for the CEO is determined based on the Committee’s review of the CEO’s leadership and contributions to the achievement of performance objectives for CTBI, which for 2025 included asset and revenue growth, asset quality, core earnings performance, identification of strategic opportunities, and execution of the current business strategy and operating plan.  The Committee also considers how the CEO’s salary compares to salaries of CEOs within the Peer Group.  Base salaries for other executive officers, including the other NEOs (the “Other NEOs”), are approved by the Committee after considering recommendations from the CEO.  In approving any salary increases for NEOs, the Committee considers performance for the prior year, responsibilities for the upcoming year, how the current salaries compare to those paid by peer companies to executives with similar responsibilities, and CTBI’s budget for salary increases for employees other than executive officers.  The Committee’s objective is to pay base salaries sufficient to attract, retain, motivate, and reward management for successful performance while maintaining affordability within CTBI’s business plan.

The Committee has established a policy of managing executive officer salaries to the market median, recognizing that a series of increases over several years may be required to adjust salaries to the desired level for any executive whose current salary is significantly below the market (contingent upon the executive sustaining the required level of performance).  After considering the performance of both CTBI and each executive, as well as how individual officer salaries compared to the market median, the Committee determined that it was appropriate to increase executive salaries for 2026.  The salary increases for 2026 reflect the Committee’s desire to balance (i) the need to compensate our NEOs at levels that are competitive with the market and recognize their performance and value to CTBI with (ii) the need to control expenses in an economic and regulatory environment that continues to be challenging for CTBI and other financial institutions.  The salary increases approved for the NEOs for 2026 ranged from 3.8% to 6.9%.  The following table shows the 2025 and 2026 base salary for each NEO and the percentage increase over 2025.

	Base Salary	Base Salary	% Increase
	2025	2026	2025 to 2026
Mark A. Gooch Chairman, President and Chief Executive Officer	$725,000	$775,000	6.9%

Kevin J. Stumbo Executive Vice President, Chief Financial Officer and Treasurer	$400,000	$420,000	5.0%

Richard W. Newsom Executive Vice President	$393,000	$408,000	3.8%

Ricky D. Sparkman Executive Vice President	$350,000	$365,000	4.3%

Charles Wayne Hancock II Executive Vice President	$345,000	$362,000	4.9%

Annual Incentive Plan

The NEOs, other executive officers, and other members of senior management may earn annual cash incentive bonuses as well as stock-based awards under the Senior Management Incentive Compensation Plan.  Bonuses and stock awards are earned for achieving targets set for earnings per share (“EPS”) and return on average assets (“ROAA”) of CTBI.   The Incentive Plan is designed to reward participants for meeting or exceeding annual profit goals, and it is intended to achieve the following objectives:

•	Increase the profitability and growth of CTBI in a manner which is consistent with other goals of the company.
•	Align executive pay with CTBI performance.
•	Provide an incentive opportunity which is competitive with other financial institutions in the Peer Group.
•	Attract and retain executive officers and other key employees and encourage excellence in the performance of individual responsibilities.
•	Motivate and appropriately reward those members of senior management who contribute to the success of CTBI.

At the beginning of each year, the Committee establishes a target (base) level of performance for EPS and ROAA.  The Committee also establishes a performance range relative to the base level and an associated payment scale which defines the percentage of salary that participants may earn as a cash bonus for a given level of performance.  In addition, the Committee establishes a separate payment scale which defines the percentage of salary that participants may receive as a stock award for a given level of performance.  Stock awards under the Incentive Plan may be granted as either restricted shares or stock options.

2025 Annual Incentive Plan

Prior to setting the terms of the Incentive Plan for 2025, the Committee considered the outcomes for 2024, and the executive compensation strategy and philosophy previously adopted by the Compensation Committee.

As a result of these discussions, the Committee recommended and the Board approved the Incentive Plan for 2025.  The key features of the 2025 Incentive Plan are listed below:

•	Maintain the cash incentives payable at the same levels as 2024 if results are within the performance ranges established by the Committee for ROAA and EPS.
•	Maintain the stock-based incentives payable to NEOs at the same levels of the 2024 Incentive Plan if results are within the performance ranges established by the Committee for ROAA and EPS.
•	Maintain the continued service period of four years for executive officers to fully vest in stock awards made under the Incentive Plan, which vest in 25% increments each year.
•
Continue to allow executives to earn modest cash and stock incentives if results are slightly below the target (base) level, so long as performance meets or exceeds minimum levels of performance approved by the Committee; the minimum required level of ROAA performance was set at 97% of the target (base) level, and the minimum required level of EPS performance was also set at 97% of the target (base) level; the portion of the cash and stock incentives earned for minimum levels of performance were set at 50% of the target (base) incentive for all participants.

•	Continue to allow executives to earn target (base) level incentives if the goal for net income ($89.9 million) is achieved.
•	Establish a maximum incentive potential provided by the plan at 200% of the target (base) award for the executive officers of CTBI.

This approach is consistent with the Committee’s strategy of shifting the mix of executive compensation so that a larger portion of executive pay is contingent upon performance while controlling the cost of the plan.

The following table shows the target (base) level of ROAA performance and the cash incentive awards that could be earned by the CTBI CEO and other Group I participants, including the Other NEOs, for various levels of performance in 2025:

	Target		Award as a % of Target Award	Award as a % of Salary

	ROAA	EPS		CTBI CEO	Group I
	1.40%	$4.81	50%	25%	15%
Base	1.44%	$4.96	100%	50%	30%
	1.48%	$5.11	125%	75%	45%
	1.53%	$5.26	200%	100%	60%

*These results are after accrual of the incentive.

The CTB officers responsible for various consolidated functions, the market presidents, and the CTIC officers responsible for various departments as selected by the CTIC CEO (“Group II Participants”), as well as   senior vice presidents of consolidated functions and others selected for participation by the Compensation Committee (“Group III Participants”), could receive awards for the year ended December 31, 2025 based on the same performance measures and targets applicable to the NEOs.  Potential cash incentive awards for Group II Participants expressed as a percentage of salary ranged from a minimum award of 3.5% of salary to a maximum award of 8.75% of salary and awards for Group III Participants ranged from a minimum award of 2.75% of salary to a maximum award of 6.71% of salary.

As shown in the table above, executives would earn no incentives for performance below the minimum required levels of ROAA and EPS.  To ensure that executive pay varies with company performance, executives earn less than target for results above the minimum required level but below the target (base) level, and they could earn larger incentives if results exceeded the target (base) level.  Payments were “capped” at a maximum level to preclude overpayment and control the cost of the plan.  The maximum payment provided under the 2025 Incentive Plan for executive officers was 200% of the target (base) opportunity.

•
Cash Incentive Compensation Awards for the Year(s) Ended December 31, 2025.  CTBI’s NEOs were participants in the Incentive Plan for the year ended December 31, 2025.  The Committee previously established the performance measures under the 2025 Incentive Plan, and the required level of performance for payment at the second tier was achieved by CTBI under the Incentive Plan.  Accordingly, the NEOs received payments (paid in January 2026) as follows:

2025 Cash Payments Awarded Under the Senior Management Incentive Compensation Plan ($)
Mark A. Gooch – Chairman, President, and Chief Executive Officer	543,750

Kevin J. Stumbo – Executive Vice President, Chief Financial Officer, and Treasurer	180,000

Richard W. Newsom – Executive Vice President	176,850

Ricky D. Sparkman – Executive Vice President	157,500

Charles Wayne Hancock II – Executive Vice President	155,250

•
Grants of Restricted Stock.  Restricted stock was also granted to the NEOs (as shown in the chart below) as a result of achieving the required level of performance for the second tier payment under the 2025 Incentive Plan.  The restricted stock was granted pursuant to the terms of CTBI’s 2025 Stock Ownership Incentive Plan.  The restrictions on the restricted stock will lapse ratably over four years.  However, in the event of (i) certain participant employee termination events occurring within 24 months of a change in control of CTBI or (ii) the death of the participant, the restrictions will lapse.  In the event of the participant’s disability, the restrictions will lapse on a pro rata basis (in that event, the part of the award that vests is a fraction of the shares, with a numerator equal to the number of full months the participant is employed by CTBI during the restriction period and a denominator equal to the full restriction period).  The Committee will have discretion to review and revise restrictions applicable to a participant’s restricted stock in the event of the participant’s retirement.

Restricted Stock Granted (Shares)
Mark A. Gooch – Chairman, President, and Chief Executive Officer	2,481
Kevin J. Stumbo – Executive Vice President, Chief Financial Officer, and Treasurer	1,027
Richard W. Newsom – Executive Vice President	1,009
Ricky D. Sparkman – Executive Vice President	898
Charles Wayne Hancock II – Executive Vice President	886

The Committee may adjust the cash and stock incentive percentages of salary in future years as it continues to implement CTBI’s executive compensation strategy.  During the last several years, by gradually increasing the cash portion of the Incentive Plan and the total annual incentive opportunity, the Committee has brought CTBI’s Incentive Plan more in line with typical market practices and increased the portion of total pay that is earned for performance.

2026 Annual Incentive Plan

Prior to setting the terms of the Incentive Plan for 2026, the Committee considered the outcomes for 2025, and the executive compensation strategy previously adopted by the Committee.

The Committee recommended and the Board approved the Incentive Plan for the year ending December 31, 2026.  The participation groups under the Incentive Plan are: (i) Group I, consisting of the CTBI CEO and other executive officers of CTBI, including the Other NEOs; (ii) Group II, consisting of CTB officers responsible for the various consolidated functions as selected by the CEO, the presidents of each market, and the CTIC officers responsible for various departments as selected by the CTIC CEO; and (iii) Group III, consisting of senior vice presidents of consolidated functions selected for participation by the Compensation Committee.  Individuals below the senior vice president level may be selected by the Compensation Committee for special option awards for extraordinary performance.  The 2026 Incentive Plan may be amended, modified, or terminated by the Board of Directors at any time at its sole discretion, except that after the 90th day of the year the performance standards may not be changed in a manner that would increase the amount of incentive compensation payable for such year.

•
Participants will be eligible for a cash award determined by EPS and ROAA.  The minimum and maximum awards as a percentage of salary for each group will be: (i) Group I – CTBI CEO minimum award of 25% of salary and maximum award of 100% of salary; (ii) Group I – Other Executive Officers minimum award of 15% of salary and maximum award of 60% of salary; (iii) Group II – minimum award of 4.50% of salary and maximum award of 9.75% of salary; and (iv) Group III – minimum award of 3.75% of salary and maximum award of 7.71% of salary.  If the ROAA or EPS are not attained but the target net income is attained, then the amount of the award under the 2026 Incentive Plan shall be paid at the base level of target performance payment.  There shall be a minimum acceptable performance beneath which no incentive awards are paid and a maximum above which there is no additional award paid to avoid excessive payout in the event of windfall profits.

•
Participants will be eligible to receive stock options (pursuant to CTBI’s 2025 Stock Ownership Incentive Plan) with a face value equal to certain percentages of salary or restricted stock (or a combination of options and restricted stock) of an amount recommended by the Compensation Committee and approved by the Board of CTBI subject to any limitations of the 2025 Stock Ownership Incentive Plan.  The minimum and maximum stock option awards as a percentage of salary for each group will be: (i) Group I – CTBI CEO minimum award of 10% of salary and maximum award of 23% of salary; (ii) Group I – Other Executive Officers minimum award of 7.5% of salary and maximum award of 17.25% of salary; (iii) Group II – minimum award of 5% of salary and maximum award of 11.5% of salary; and (iv) Group III – minimum award of 2.25% of salary and maximum award of 5% of salary.  If the ROAA or EPS are not attained but the target net income is attained, then the amount of stock options and/or restricted stock awarded under the 2026 Incentive Plan shall be granted at the base level of target performance.  There shall be a minimum acceptable performance beneath which awards will not be granted and a maximum above which there is no additional award in the event of windfall profits.

The following tables show the target (base) level of ROAA and EPS performance required to earn the cash incentive awards and stock equity awards by the CTBI CEO, Other NEOs, and other participants for various levels of performance in 2026:

TABLE I

2026 ANNUAL CASH INCENTIVE COMPENSATION AWARD
INITIAL CALCULATION

Group I - Executive Officers of Community Trust Bancorp, Inc.

	Target		Award as a % of Target Award	Award as a % of Salary

	ROAA	EPS		CTBI CEO	Group I
	1.51%	$5.72	50%	25%	15%
Base	1.56%	$5.90	100%	50%	30%
	1.61%	$6.08	150%	75%	45%
	1.65%	$6.25	200%	100%	60%

•	For 2026, the targeted (base) ROAA is established as follows: ROAA of 1.56% and EPS of $5.90.
•	For 2026, net income target is $107,183,000.
•	These results are after accrual of the incentive.

TABLE II

2026 ANNUAL CASH INCENTIVE COMPENSATION AWARD
INITIAL CALCULATION

Group II – Consolidated Division Officers of CTBI and Market Presidents

	Target		Award as a % of Target Award	Award as a % of Salary

	ROAA	EPS		Group II
	1.51%	$5.72	56.25%	4.50%
Base	1.56%	$5.90	100%	8.00%
	1.61%	$6.08	110.5%	8.84%
	1.65%	$6.25	121.9%	9.75%

•	For 2026, the targeted (base) ROAA is established as follows: ROAA of 1.56% and EPS of $5.90.
•	For 2026, net income target is $107,183,000.
•	These results are after accrual of the incentive.

TABLE III

2026 ANNUAL CASH INCENTIVE COMPENSATION AWARD
INITIAL CALCULATION

Group III - Senior Vice Presidents of Consolidated Functions

	Target		Award as a % of Target Award	Award as a % of Salary

	ROAA	EPS		Group III
	1.51%	$5.72	57.7%	3.75%
Base	1.56%	$5.90	100%	6.50%
	1.61%	$6.08	105.1%	6.83%
	1.65%	$6.25	118.6%	7.71%

•	For 2026, the targeted (base) ROAA is established as follows: ROAA of 1.56% and EPS of $5.90.
•	For 2026, net income target is $107,183,000.
•	These results are after accrual of the incentive.

TABLE IV

2026 SENIOR MANAGEMENT INCENTIVE COMPENSATION PLAN
STOCK OPTION AWARDS

	Target		Stock Option Award as a % of Salary

	ROAA	EPS	CTBI CEO	Group I	Group II	Group III
	1.51%	$5.72	10.00%	7.50%	5.00%	2.25%
Base	1.56%	$5.90	20.00%	15.00%	10.00%	4.50%
	1.61%	$6.08	21.00%	15.75%	10.50%	4.75%
	1.65%	$6.25	23.00%	17.25%	11.50%	5.00%

•	For 2026, the targeted (base) ROAA is established as follows: ROAA of 1.56% and EPS of $5.90.
•	For 2026, net income target is $107,183,000.
•	These results are after accrual of the incentive.

Long-Term Incentive Plan

A significant component of the executive compensation strategy is the use of a forward-looking, performance-based long-term incentive compensation plan. The long-term incentive plan is intended to balance the other, more short-term components of pay (such as base salaries and annual cash incentives), and increase the portion of total pay that is contingent upon performance.

Performance units are long-term incentives which are earned for achieving one or more financial performance goals over a multi-year period and paid in cash rather than shares.  Awards of performance units are permitted under CTBI’s shareholder-approved 2025 Stock Ownership Incentive Plan.  Only executive officers of CTBI (including the CEO and Other NEOs) participate in the performance unit plan, as they are the individuals held accountable for creating shareholder value.   In early 2026, the Committee approved long-term awards to the CEO and Other NEOs, as further described below.

The Committee believes that earnings growth, when sustained over a period of time, will create value for CTBI shareholders.  For this reason, the Committee approved awards of performance units that require executives to achieve a target for cumulative net income over a three-year period.  In early 2026, the Committee approved grants for a three-year period covering 2026, 2027, and 2028.  The Committee believes the cumulative net income performance requirement is achievable but challenging, given the current growth rate in the U.S. economy, the regulatory environment of the banking industry and the challenges to the local economy in some of the markets served by CTBI.  Targets for cumulative net income growth were set after considering CTBI’s results in prior years, CTBI’s forecasts of future results within its strategic plan, local economic conditions, and industry performance.

The Committee believes the performance units will focus the executive officers on creating shareholder value through sustained growth in earnings, improve the alignment of pay with performance for all executive officers, and create a more balanced incentive compensation program.  The use of cash-based performance units avoids any potential dilution to existing shareholders (as might occur if awards were stock-based).

The table below shows the percentage of salary that may be earned by the CTBI CEO and other executive officers of CTBI, including the Other NEOs, based on achievement of the cumulative net income goal for 2026 through 2028.  Any earned performance units will be paid in early 2029, after the Committee evaluates actual results for 2026 through 2028 versus the cumulative net income goal.

2026 PERFORMANCE GOALS

Cumulative Net Income	Award as a % of Target Award	Award as a % of CTBI CEO Salary	Award as a % of Salary of All Other Executive Officers
90% of Target Cumulative Net Income (Minimum)	25%	10.0%	5.0%
93% of Target Cumulative Net Income	50%	20.0%	10.0%
96% of Target Cumulative Net Income	75%	30.0%	15.0%
Target Cumulative Net Income (Per Schedule 1)	100%	40.0%	20.0%
103% of Target Cumulative Net Income	120%	48.0%	24.0%
107% of Target Cumulative Net Income	135%	54.0%	27.0%
110.0% of Target Cumulative Net Income (Maximum)	150%	60.0%	30.0%

The cumulative net income target for the 2026 Long-Term Incentive Plan is $338.0 million.

Voluntary or involuntary termination of employment prior to the end of the performance period and/or prior to the payment of any earned performance units will result in forfeiture of any outstanding performance units, except as noted below.  In the case of termination of employment by reason of death,  disability, or retirement prior to the expiration of the performance period, any outstanding performance units will be deemed to have been earned in an amount equal to the amount payable at the maximum amount payable under the performance unit at the target (base) level multiplied by the percentage that would have been earned, assuming that the rate at which the performance goal has been achieved as of the date of such termination of employment would have continued until the end of the performance period.  Upon the occurrence of certain termination events within the 24-month period beginning on the date of a change in control, any outstanding performance units granted under the 2025 Stock Ownership Incentive Plan will become fully vested and payable in an amount which is equal to the greater of (a) the maximum amount payable under the performance unit at the target level multiplied by the percentage that would have been earned, assuming that the rate at which the performance goal has been achieved as of the date of such change in control termination event would have continued until the end of the performance period or (b) the maximum amount payable under the performance unit at target level multiplied by the percentage of the performance period completed at the time of the change in control termination event.

Long-Term Incentive Plan – Incentives Earned for 2023-2025 Performance Period

In early 2026, the Committee reviewed performance for the three-year period ended December 31, 2025.  The cumulative net income goal for 2023-2025 of $264 million was not achieved; the actual cumulative net income was $258.9 million, the amount required to earn a payment at 75% of the base tier based on the performance measures previously established by the Committee under the 2023 Plan.  Accordingly, the NEOs were entitled to the following third tier plan cash incentive awards (paid in January 2026), which are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

2025 Cash Incentive Awarded Under the Long-Term Incentive Compensation Plan ($)
Mark A. Gooch – Chairman, President, and Chief Executive Officer	196,650

Kevin J. Stumbo – Executive Vice President, Chief Financial Officer, and Treasurer	53,025

Richard W. Newsom – Executive Vice President	54,600

Ricky D. Sparkman – Executive Vice President	47,550

Charles Wayne Hancock II – Executive Vice President	45,600

Benefits and Perquisites

CTBI’s policy is to minimize the use of executive benefits and perquisites.  The NEOs participate in the same benefit plans as other CTBI employees, with the few exceptions described below.  During 2025, there were no changes to the benefits and perquisites provided to NEOs, and none have been approved for 2026.

To align the interests of all employees, including NEOs, with those of shareholders, CTBI has implemented an Employee Stock Ownership Plan (“ESOP”), which provides awards of CTBI stock subject to vesting requirements.  Participation in the ESOP is available to any employee of CTBI or its subsidiaries who has been employed for one year, completed 1,000 hours of service, and attained the age of 21.  CTBI currently contributes 4.0% of covered employees’ gross wages to the ESOP.  ESOP contributions are used to acquire shares of CTBI stock on the open market.

CTBI has established a 401(k) Plan under which employees have the option to contribute a percentage of their annual compensation up to the maximum permitted by law.  CTBI matches 100% on the first 3% and 50% on the next 2% of participant contributions, not to exceed 4% of compensation.  CTBI also provides health insurance, life insurance, and other benefit programs that are usual and customary within the banking industry to attract and retain employees.  NEOs are eligible to participate in these plans on the same basis as other employees, subject to IRS limits.

CTBI provides supplemental life insurance to its NEOs, as well as other senior and key management.  The plan provides a split-dollar share of death benefits at an amount necessary to provide the NEOs with a total company-provided death benefit of three times their annual salary.  This amount is consistent with the death benefit provided to other eligible employees.  Additionally, each NEO and other senior and key employees are provided a post-retirement death benefit equal to one times his or her annual salary at the time of retirement.  The benefits are funded with bank-owned life insurance policies.  CTBI will recover its plan costs upon the death of the covered individual, and the executive’s beneficiary will receive a portion of the insurance proceeds.  The Committee believes the supplemental life insurance program is common within the banking industry and provides an incentive for long-term employment with CTBI.

CTBI does not provide significant perquisites or personal benefits to executive officers.  The NEOs, as well as other executive officers, members of senior management, and key employees, are provided country club memberships and other perquisites with an aggregate individual annual value of less than $10,000.

Unlike some other banks in its Peer Group, CTBI does not provide any supplemental executive retirement plan.  CTBI allows executives to voluntarily defer receipt of any cash bonuses earned under the annual Incentive Plan.

Employment Contracts, Termination of Employment, and Change in Control Arrangements

CTBI does not provide employment agreements to executives. Due to ongoing industry consolidation, CTBI has established termination of employment and change in control agreements (“Severance Agreements”) with each of its NEOs, other executive officers, and certain other senior officers.  Severance Agreements are provided in order to attract and retain key executives by protecting them in the event of a change in control.  The Severance Agreements are effective for a term equal to the longer of three years or the covered period should a change in control of CTBI occur during such three-year period.  These agreements are automatically renewable for additional one-year periods.  The covered period during which the terms and conditions of the Severance Agreements are effective is the period of time following a change in control equal to: (i) two years following the occurrence of the change in control in the event of an involuntary termination or a voluntary termination following a change in duties or (ii) the thirteenth month following the change in control in the event of a voluntary termination not preceded by a change in duties.

The Severance Agreements require the payment to an NEO, other executive officer, or senior officer of a severance amount in the event of an involuntary or voluntary termination of employment after a change in control of CTBI during the covered period.  The severance amount payable under the Severance Agreements is equal to: (i) 2.99 times the NEO’s or other executive officer’s base annual salary in the event of involuntary termination or in the event of a voluntary termination of employment preceded by a change in duties subsequent to a change in control of CTBI, or (ii) 2.00 times the NEO’s or other executive officer’s annual base salary in the event of a voluntary termination of employment not preceded by a change in duties subsequent to a change in control of CTBI.

For purposes of the Severance Agreements, a change in control occurs when: (i) any person, including a group under Section 13(d)(3) of the Securities Exchange Act of 1934, is or becomes the owner of 30% or more of the combined voting power of CTBI’s outstanding securities; (ii) as a result of, or in connection with, any tender offer, exchange offer, merger or other combination, sale of assets, or contested election, the persons who were directors of CTBI before such transaction(s) cease to constitute a majority of the Board of Directors of CTBI or successor of CTBI; (iii) a tender or exchange offer is made and consummated for the ownership of 30% or more of the combined voting power of CTBI’s  outstanding voting securities; or (iv) CTBI transfers substantially all of its assets to another corporation that is not a wholly-owned subsidiary of CTBI.

The Committee believes the use and structure of the Severance Agreements are consistent with CTBI’s compensation objectives to attract, motivate, and retain highly qualified executives.  The Committee also believes that the Severance Agreements promote job stability, provide a measure of financial security, preserve morale and productivity, and encourage retention during the period of uncertainty that accompanies an actual or potential change in control.  The Committee periodically reviews the terms of the Severance Agreements in the context of CTBI’s other executive compensation arrangements, changes in government regulations and trends in competitive practices.

No termination of employment or change in control payments were made under the Severance Agreements in 2025, and there were no changes made to the terms of the Severance Agreements during 2025 or to date in 2026.

Equity Grant Timing

The Insider Trading Policy adopted by the Board, discussed in the Corporate Governance section of this Proxy Statement, governs the purchase, sale, and/or other dispositions of CTBI’s securities by directors, officers, and employees, or CTBI itself that are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and applicable listing standards.  CTBI shall not backdate any equity-based award or manipulate the timing of the public release of material information or the timing of the grant of an equity-based award.  Equity-based awards include, but are not limited to, stock options, restricted stock, performance units, stock appreciation rights, and stock awards.  Annual grants of equity-based awards issued to the CEO, other executive officers, and employees pursuant to the Incentive Plans are made under usual circumstances at least four days following CTBI’s release of earnings for the previously completed fiscal year, and such date serves as the grant date of such awards (unless otherwise specified by the Board or Compensation Committee).  Off-cycle grants of equity-based awards have a grant date as determined by the Compensation Committee and in all cases are issued consistent with applicable laws, rules, and regulations.  Any annual grant of equity-based awards to non-employee directors shall not be made within the period beginning four business days before and ending one business day after CTBI files a Form 10-Q or Form 10-K or files or furnishes a Form 8-K disclosing material non-public information.  The Compensation Committee does not believe that CTBI has timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.  No stock options were granted during 2025, and no stock options were outstanding at December 31, 2025.

Compensation Governance and Oversight

The Committee is responsible for the oversight of compensation risk.  The Committee annually reviews the Senior Management Incentive Compensation Plan, the Long-Term Incentive Compensation Plan, and the Employee Incentive Compensation Plan, as well as other compensation arrangements, to evaluate their potential for creating or increasing risk to CTBI.  During 2025, the Committee reviewed the compensation risk assessment performed by management and concluded that CTBI’s compensation plans do not motivate or reward management for taking inappropriate risks and do not create any risks that are reasonably likely to have a material adverse impact on CTBI.

The Committee has adopted a recoupment policy applicable to members of CTBI’s Executive Committee. The policy provides, in general, that in the event any such person’s fraud, dishonesty, or recklessness substantially contributes to CTBI’s material noncompliance with financial reporting requirements under securities laws resulting in CTBI’s obligation to prepare an accounting restatement, the Committee will direct CTBI to use prompt and reasonable efforts to recover from such person the amount of specified performance-based compensation determined by the Committee to have been materially affected by the restatement that is in excess of the amount of performance-based compensation which would have otherwise been received by such person, assuming the financial statements had originally been prepared as restated.  The Committee may approve amendments to the recoupment policy at any time, including amendments to conform to regulations adopted by the Securities and Exchange Commission or applicable listing requirements.

In October 2022, the SEC adopted a final rule directing national securities exchanges and associations, including the Nasdaq, to implement listing standards that require listed companies to adopt policies mandating the recovery or “clawback” of excess incentive-based compensation earned by a current or former executive officer during the three fiscal years preceding the date the listed company is required to prepare an accounting restatement, including to correct an error that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.  The Nasdaq listing standards pursuant to the SEC’s rule became effective for incentive-based compensation received on or after October 2, 2023.  We adopted a Policy for the Recovery of Erroneously Awarded Compensation pursuant to the Nasdaq listing standards effective as of December 1, 2023.  The policy was filed as Exhibit 97 to CTBI’s Annual Report on Form 10-K for the year ended December 31, 2023.

Tax Deductibility

Federal income tax law caps at $1,000,000 the deductible compensation per year for each of the NEOs, subject to certain exceptions.  In developing and implementing executive compensation policies and programs, the Committee considers whether particular payments and awards are deductible for federal income tax purposes, along with other relevant factors.  The Committee has taken what it believes to be appropriate steps to maximize the deductibility of executive compensation.  It is the general intention of the Committee to meet the requirements for deductibility whenever possible.  However, considering the repeal of the performance-based compensation exception under Tax Code Section 162(m), the Compensation Committee expects in the future to approve compensation that is not deductible for income tax purposes.  The Committee will continue to review and monitor the deductibility of compensation.

Say-on-Pay Resolutions

In 2025, we submitted our executive compensation program to an advisory, nonbinding vote of shareholders (i.e., “say-on-pay”).  At the 2025 Annual Meeting of Shareholders, approximately 97% of votes cast were voted in favor of a resolution approving our executive compensation program.  Based on these results, the Committee concluded that shareholders supported CTBI’s approach to executive compensation.  In addition, at the 2023 Annual Meeting of Shareholders, approximately 88% of votes case were in favor of having an annual say-on-pay vote.  Under applicable law, shareholders must be asked at least every six years on the frequency of future shareholder advisory votes with respect to executive compensation.  Accordingly, the next advisory vote regarding the frequency of say-on-pay votes is required to occur no later than the 2029 annual shareholders meeting.  As CTBI shareholders favor an annual frequency for say-on-pay votes, at the 2026 annual meeting, shareholders are being asked to approve an advisory, nonbinding resolution in favor of CTBI’s executive compensation arrangements.  Although the results of annual say-on-pay resolutions are not binding on CTBI, the Committee welcomes feedback from shareholders, and it will consider the outcome of each year’s say-on-pay vote as part of its ongoing review of the executive compensation program.

Compensation Committee Interlocks and Insider Participation

No member of the Committee was an officer or employee of CTBI or any of its subsidiaries during 2025, nor has any member of the Committee ever been an officer or employee of CTBI or any of its subsidiaries.  No current member of the Committee or executive officer of CTBI had a relationship during 2025 requiring disclosure in this Proxy Statement under Item 404 or Item 407(e)(4) of the SEC’s Regulation S-K.

Report of the Compensation Committee

The Compensation Committee of CTBI has reviewed and discussed the Compensation Discussion and Analysis with management.  Based on that review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Anthony W. St. Charles, Chairman	Eugenia “Crit” Luallen
Ina Michelle Matthews	James E. McGhee II

March 3, 2026

EXECUTIVE COMPENSATION

The following table sets forth the total annual compensation paid or accrued by CTBI to or for the account of the Chief Executive Officer, the Chief Financial Officer, and each of the other three most highly compensated executive officers of CTBI for the fiscal years ended December 31, 2025, 2024, and 2023, except Mr. Hancock who became an NEO at the end of 2025, and therefore, whose compensation is listed only for the fiscal year ended December 31, 2025.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total Compensation (4) ($)
Mark A. Gooch	2025	721,962	137,090	740,400	40,308	1,639,760
Chairman, President,	2024	683,192	-0-	594,750	36,177	1,314,119
and Chief Executive Officer	2023	653,538	144,912	302,438	36,120	1,137,008

Kevin J. Stumbo	2025	397,539	55,189	233,025	34,189	719,942
Executive Vice President,	2024	366,885	-0-	178,400	29,579	574,864
Chief Financial Officer,	2023	352,461	58,642	124,012	30,436	565,551
and Treasurer

Richard W. Newsom	2025	391,846	56,688	231,450	36,748	716,732
Executive Vice President	2024	376,923	-0-	183,400	31,972	592,295
	2023	362,923	60,376	114,450	34,683	572,432

Ricky D. Sparkman	2025	348,462	49,515	205,050	33,058	636,085
Executive Vice President	2024	329,000	-0-	160,000	23,346	512,346
	2023	316,077	52,634	110,925	31,822	511,458

C. Wayne Hancock II	2025	343,077	48,016	200,850	31,997	623,940

(1)	The amounts in this column reflect the grant date fair value of all restricted stock awards granted during the years ended December 31, 2025, 2024, and 2023, under CTBI’s stock ownership plan.

(2)
Non-Equity Incentive Plan Compensation includes amounts paid under the Incentive Plan, which is open to all executive officers, market presidents, and senior vice presidents of consolidated functions and the Executive Long-Term Incentive Plan, which is open to all executive officers.  Individuals below senior vice president level may be recommended and approved by the Compensation Committee for special awards of options for extraordinary performance under the Incentive Plan.  Non-Equity Incentive Plan Compensation for executive officers is earned based on CTBI reaching certain earnings per share and return on assets goals after accruing for the cost of the incentive compensation.  The Committee previously established the performance measures under the 2025 Incentive Plan, and the required base level of performance was achieved by CTBI under the Incentive Plan.

(3)	The compensation represented by the amounts for 2025, 2024, and 2023 set forth in the All Other Compensation column for NEOs is detailed in the following table.

Name	Year	Company Contributions to ESOP ($)	Company Contributions to 401(k) ($)	Perquisites ($)	Company Paid Life Insurance Premiums ($)	Dividends Received on Restricted Stock ($)	Total All Other Compensation ($)
		(a)	(a)		(b)

Mark A. Gooch	2025	14,000	14,000	-	3,458	8,850	40,308
	2024	13,800	11,500	-	3,111	7,766	36,177
	2023	13,200	11,250	-	2,786	8,884	36,120

Kevin J. Stumbo	2025	14,000	14,000	-	2,395	3,794	34,189
	2024	13,800	10,250	-	1,965	3,564	29,579
	2023	13,200	11,250	-	1,713	4,273	30,436

Richard W. Newsom	2025	14,000	14,000	-	4,947	3,801	36,748
	2024	13,800	10,483	-	4,213	3,476	31,972
	2023	13,200	13,760	-	3,637	4,086	34,683

Ricky D. Sparkman	2025	14,000	14,000	-	1,654	3,404	33,058
	2024	13,800	4,925	-	1,421	3,200	23,346
	2023	13,200	13,269	-	1,510	3,843	31,822

C. Wayne Hancock II	2025	14,000	14,000	-	736	3,261	31,997

(a)	For further information regarding the ESOP and 401(k) Plans, see the Compensation Discussion and Analysis.

(b)
This column includes excess premiums reported as taxable compensation on the NEO’s W-2 for life insurance at three times salary.  A similar insurance benefit, at three times salary, is provided to all full-time employees on a non-discriminatory basis.

The following table sets forth the information regarding plan based awards granted to NEOs in 2025.

GRANTS OF PLAN BASED AWARDS

Name	Grant Date	Payouts Under Non-Equity Incentive Plan Awards (1) ($)	All Other Awards: Number of Securities Underlying Options Granted (2) (#)	Exercise or Base Price ($/share)	Grant Date Fair Value of Equity Awards (3) ($)
Mark A. Gooch
2023 Long-Term Incentive Plan	-	196,650	-	-	-
2025 Senior Management Incentive Plan	-	543,750	-	-	-
Restricted Stock Grant	1/28/2025	-	2,561	53.53	137,090

Kevin J. Stumbo
2023 Long-Term Incentive Plan	-	53,025	-	-	-
2025 Senior Management Incentive Plan	-	180,000	-	-	-
Restricted Stock Grant	1/28/2025	-	1,031	53.53	55,189

Richard W. Newsom
2023 Long-Term Incentive Plan	-	54,600	-	-	-
2025 Senior Management Incentive Plan	-	176,850	-	-	-
Restricted Stock Grant	1/28/2025	-	1,059	53.53	56,688

Ricky D. Sparkman
2023 Long-Term Incentive Plan	-	47,550	-	-	-
2025 Senior Management Incentive Plan	-	157,500	-	-	-
Restricted Stock Grant	1/28/2025	-	925	53.53	49,515

C. Wayne Hancock II
2023 Long-Term Incentive Plan	-	45,600	-	-	-
2025 Senior Management Incentive Plan	-	155,250	-	-	-
Restricted Stock Grant	1/28/2025	-	897	53.53	48,016

(1)
This column shows the payouts for 2025 performance under the Incentive Plan and for performance during the years 2025, 2024, and 2023 under the 2023 Plan, paid in January 2026, as described in the Compensation Discussion and Analysis.  For 2025, the target (base) level of ROAA was 1.44%, and the target (base) level of EPS was $4.96 for payout under the Incentive Plan.  Actual results for the year 2025 were ROAA of 1.53% and EPS of $5.44.  The 2025 Incentive Plan required that the goals must be achieved with the accruals for payment of the incentives included as a component of net income.  The 2025 results met the amount required to earn a payment at the third tier; however, if the cost of the additional tier had been accrued, the performance would have been at the second tier.  Accordingly, the incentive was paid at the second tier.  The cumulative net income goal for 2023-2025, under the 2023 Plan, was $264 million, and actual cumulative net income for the period was $258.9 million.  The cumulative 2023-2025 results met the amount required to earn a payment at 75% of the base tier.  As a result, the current CEO and other NEOs received incentive payments equal to 75% of their target incentive potentials under the 2023 Long-Term Incentive Plan.

(2)
Restricted stock was granted to the NEOs as a result of achieving the required level of performance under the 2024 Incentive Plan.  The restricted stock was granted pursuant to the terms of CTBI’s 2015 Stock Ownership Incentive Plan.  The restrictions on the restricted stock lapse ratably over four years or upon a change in control of CTBI followed by certain employment termination events.

(3)	The grant-date fair value of restricted stock grants was $53.53 per share.

The following table sets forth the estimated payouts of non-equity incentive plan awards that may result from the performance units granted to the NEOs in 2025 and 2024, outstanding as of December 31, 2025:

ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS

Name	Year Granted	Minimum ($)	Target ($)	Maximum ($)
Mark A. Gooch	2025	72,500	290,000	435,000
	2024	68,550	274,200	411,300

Kevin J. Stumbo	2025	20,000	80,000	120,000
	2024	18,400	73,600	110,400

Richard W. Newsom	2025	19,650	78,600	117,900
	2024	18,900	75,600	113,400

Ricky D. Sparkman	2025	17,500	70,000	105,000
	2024	16,500	66,000	99,000

C. Wayne Hancock II	2025	17,250	69,000	103,500
	2024	16,000	64,000	96,000

There were no stock option exercises by NEOs in 2025.  The following tables set forth information concerning restricted stock vested during 2025 and the number and value of restricted stock held by the NEOs of CTBI at December 31, 2025.

OPTION EXERCISES AND RESTRICTED STOCK VESTED

Name	Shares Acquired on Exercise (#)	Value Realized (1) ($)	Shares Acquired on Vesting (#)	Value Realized (1) ($)
Mark A. Gooch	0	--	1,511	81,337

Kevin J. Stumbo	0	--	717	38,596

Richard W. Newsom	0	--	689	37,089

Ricky D. Sparkman	0	--	643	34,613

C. Wayne Hancock II	0	--	612	32,944

(1)	The value realized is calculated based on the closing market price on the date of vesting of restricted stock.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2025

Name	Number of Securities Underlying Unexercised Options and Restricted Stock Grants at Fiscal Year-End (1) (#)		Option Exercise Price ($)	Expiration Date (2)	Value of Unexercised In- the-Money Options and Restricted Stock Grants at Fiscal Year-End (3) ($)
	Exercisable	Unexercisable			Exercisable	Unexercisable
Mark A. Gooch
Restricted Stock Grants:
Granted 01/25/22	0	542	-	01/25/26	-	30,623
Granted 01/24/23	0	1,713	-	01/24/27	-	96,785
Granted 01/28/25	0	2,561	-	01/28/29	-	144,697

Kevin J. Stumbo
Restricted Stock Grants:
Granted 01/25/22	0	308	-	01/25/26	-	17,402
Granted 01/24/23	0	693	-	01/24/27	-	39,155
Granted 01/28/25	0	1,031	-	01/28/29	-	58,252

Richard W. Newsom
Restricted Stock Grants:
Granted 01/25/22	0	276	-	01/25/26	-	15,594
Granted 01/24/23	0	714	-	01/24/27	-	40,341
Granted 01/28/25	0	1,059	-	01/28/29	-	59,834

Ricky D. Sparkman
Restricted Stock Grants:
Granted 01/25/22	0	276	-	01/25/26	-	15,594
Granted 01/24/23	0	622	-	01/24/27	-	35,143
Granted 01/28/25	0	925	-	01/28/29	-	52,263

C. Wayne Hancock II
Restricted Stock Grants:
Granted 01/25/22	0	262	-	01/25/26	-	14,803
Granted 01/24/23	0	591	-	01/24/27	-	33,392
Granted 01/28/25	0	897	-	01/28/29	-	50,681

(1)
The restrictions on the restricted stock granted to NEOs will lapse ratably over four years.  The restrictions on restricted stock lapse upon a change in control of CTBI followed by certain employment termination events.

(2)	This column represents the date restrictions lapse on restricted stock grants.

(3)	Based on the per share closing price of $56.50 of our common stock at December 31, 2025.

CHANGE IN CONTROL AND TERMINATION BENEFITS

CTBI provides additional benefits, not included in the previous tables, to the NEOs in the event of a change in control.  The following table provides an estimate of the value of such benefits, assuming the change in control had occurred on December 31, 2025.

Name	Severance Payment Equal to 2.99 Times Annual Base Salary (1) ($)	Severance Payment Equal to 2.00 Times Annual Base Salary (2) ($)	Acceleration of Restricted Stock Grants (3) ($)	Acceleration of Performance Based Units Payable in Cash (4) ($)	Total (Based on 2.99 Times Annual Base Salary) (1) ($)	Total (Based on 2.00 Times Annual Base Salary) (2) ($)
Mark A. Gooch	2,167,750	1,450,000	272,104	279,467	2,719,321	2,001,571

Kevin J. Stumbo	1,196,000	800,000	114,808	102,400	1,413,208	1,017,208

Richard W. Newsom	1,175,070	786,000	115,769	102,800	1,393,639	1,004,569

Ricky D. Sparkman	1,046,500	700,000	103,000	90,667	1,240,167	893,667

C. Wayne Hancock II	1,031,550	690,000	98,875	88,667	1,235,986	894,436

(1)
Severance agreements with the NEOs require payment of an amount equal to 2.99 times annual base salary in the event of a change in control of CTBI followed by: (a) a subsequent involuntary termination; or (b) a voluntary termination preceded by a change in duties.

(2)
Severance agreements with the NEOs require payment of an amount equal to 2.00 times annual base salary in the event of a voluntary termination not preceded by a change in duties subsequent to a change in control of CTBI.

(3)
Restrictions on restricted stock lapse upon a change in control of CTBI followed by certain employment termination events.  The amounts shown for restricted stock represent the number of unvested shares granted multiplied by the per share closing price at December 31, 2025 of $56.50.

(4)
Upon a change in control, followed by certain employment termination events, any then outstanding performance units shall become fully vested following the change in control, in an amount which is equal to the greater of (a) the amount payable under the performance unit at the target cumulative net income level multiplied by a percentage equal to the percentage that would have been earned under the terms of the performance unit agreement assuming that the rate at which the performance goal has been achieved as of the date of such change in control would have been continued until the end of the performance period; or (b) the amount payable under the performance unit at the target cumulative net income level multiplied by the percentage of the performance period completed by the participant at the time of the change in control.

See the Employment Contracts, Termination of Employment, and Change in Control Agreements section of the Compensation Discussion and Analysis for further information.

PAY RATIO DISCLOSURE RULE

The annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (“PEO”) is provided below.  CTBI’s PEO is Mark A. Gooch.  The purpose of the required disclosure is to provide a measure of the equitability of pay within the organization.  CTBI believes its compensation philosophy and process yield an equitable result and is presenting such information as follows:

Median employee total annual compensation	$46,297
Mr. Gooch (PEO) total annual compensation	$1,639,760
Ratio of PEO to median employee compensation	35.4:1.0

In determining the median employee, a listing was prepared of all employees (other than the PEO) as of December 31, 2025, ordered based on total compensation. Wages and salaries were annualized for those employees who were not employed for the full year of 2025, other than temporary or seasonal employees.

The median employee was selected from the annualized list. Included in the calculation of total compensation were the employee earnings paid by CTBI, cash bonuses received, the grant date fair value of any equity grants by the employer, employer paid ESOP contributions, employer matching of 401(k) contributions, employer paid life insurance premiums, and dividends paid on restricted stock held by the employee.

PAY VERSUS PERFORMANCE

The table below shows the following information for the past five fiscal years: (i) total compensation for our NEOs as set forth in the Summary Compensation Table (“SCT”), (ii) the “compensation actually paid” (“CAP”) to our PEOs and, on an average basis, our non-PEO NEOs (in each case, as determined under SEC rules), (iii) our total shareholder return (“TSR”), (iv) the TSR of our peer group (as set forth in our Compensation Discussion and Analysis), (v) our net income, and (vi) our financial performance measure for compensatory purposes, EPS.

PAY VERSUS PERFORMANCE TABLE

Year	SCT Total for PEO 1 ($)	SCT Total for PEO 2 ($)	CAP to PEO 1 ($)	CAP to PEO 2 ($)	Average SCT Total for Non- PEO NEOs ($)	Average CAP to Non-PEO NEOs ($)	Year-End Value of $100 Invested on 12/31/2019:		Net Income ($) (in thousands)	EPS ($)
							TSR ($)	Peer Group TSR ($)
	(a)	(b)	(c)	(c)	(d)	(c)(d)		(e)		(f)
2025	-	1,639,760	-	1,665,249	674,175	684,423	110.50	106.44	98,058	5.44
2024	-	1,314,119	-	1,352,906	561,005	584,837	125.93	121.20	82,813	4.61
2023	-	1,137,008	-	1,132,396	551,053	568,935	135.13	141.16	78,004	4.36
2022	1,083,896	1,591,746	1,088,746	1,601,451	732,813	742,633	111.37	111.31	81,814	4.59
2021	1,853,539	-	1,895,857	-	756,261	783,671	101.72	152.38	87,939	4.94

a)	Jean R. Hale, who served as Chairman and Chief Executive Officer until her retirement on February 7, 2022, is listed as PEO 1 for years 2021 and 2022.

b)	Following Ms. Hale’s retirement, Mark A. Gooch became Chief Executive Officer, and as such, is listed as PEO 2 for years 2022 through 2025.

c)
SEC rules require certain adjustments be made to the SCT totals to determine CAP as reported in the Pay Versus Performance table.  CAP does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules.  In general, CAP is calculated as SCT total compensation adjusted to include the fair market value of equity awards as of December 31 of the applicable year or, if earlier, the vesting date (rather than the grant date).  NEOs do not participate in a defined benefit plan so no adjustment for pension benefits is included in the table below.  Similarly, we had no awards that failed to meet vesting conditions.  The following table details these adjustments:

Year	Executives	SCT Total ($)	Subtract Stock Awards ($)	Add Year- End Equity Value ($)	Change in Value of Prior Equity Awards ($)	Add Change in Value of Vested Equity Awards ($)	Add Dividends Paid on Unvested Shares ($)	CAP ($)
2025	PEO 2	1,639,760	137,090	144,697	7,823	1,209	8,850	1,665,249
	Other NEOs	674,175	52,352	55,257	3,246	532	3,565	684,423
2024	PEO 2	1,314,119	0	0	34,535	(3,514)	7,766	1,352,906
	Other NEOs	561,005	0	0	20,861	(1,608)	4,579	584,837
2023	PEO 2	1,137,008	153,796	150,221	(4,302)	(5,619)	8,884	1,132,396
	Other NEOs	551,053	40,028	59,233	(3,579)	(2,942)	5,198	568,935
2022	PEO 1	1,083,896	160,989	162,546	-	1,834	1,458	1,088,746
	PEO 2	1,591,746	98,622	99,576	2,932	655	5,162	1,601,451
	Other NEOs	732,813	52,687	53,196	2,557	2,802	3,952	742,633
2021	PEO 1	1,853,539	28,174	31,748	19,136	13,509	6,099	1,895,857
	Other NEOs	756,261	11,485	12,941	20,088	467	5,398	783,671

d)
For 2021, the non-PEO NEOs included Mark A. Gooch, Kevin J. Stumbo, James B. Draughn, and Larry W. Jones.  For 2022, Mr. Gooch was excluded from the non-PEO NEOs and Richard W. Newsom and Ricky D. Sparkman were added.  In 2023, Mr. Jones was excluded from the non-PEO NEOs due to his retirement in December 2022. In 2025, Charles Wayne Hancock II was added, and James B. Draughn was excluded due to his retirement on January 31, 2025.  The following tables summarizes which NEOs were included in the non-PEO calculations for the five years ended December 31, 2025.

Non-PEO NEO	2021	2022	2023	2024	2025
Mark A. Gooch	X
Kevin J. Stumbo	X	X	X	X	X
James B. Draughn	X	X	X	X
Larry W. Jones	X	X
Richard W. Newsom		X	X	X	X
Ricky D. Sparkman		X	X	X	X
C. Wayne Hancock II					X

e)
CTBI periodically compares its executive pay and business performance, as well as the compensation of the Board, to a group of comparable, publicly traded financial institutions.  In establishing a Peer Group, CTBI seeks to include regional bank holding companies that are similar to CTBI in terms of assets, business lines, and geographic markets.  During 2025, the Committee worked with Pearl Meyer to review the Peer Group to ensure it continued to include organizations that were comparable to CTBI.  Based on this review, the Committee determined that no changes to the Peer Group were necessary.  The Peer Group consists of twenty-one companies listed below.  The Committee believes the Peer Group provides a reasonable basis of comparison for CTBI due to their similar business lines and geographic locations, as well as their comparable size, reflected by total assets.  At the time of the 2025 review, the median assets of the Peer Group were $6.6 billion, compared to CTBI’s assets of approximately $6.4 billion.  The companies included in the Peer Group ranged in asset size from $3.2 billion to $9.5 billion.

Bank	Ticker	Bank	Ticker
Capital City Bank Group, Inc.	CCBG	Mercantile Bank Corporation	MBWM
City Holding Company	CHCO	Midland States Bancorp, Inc.	MSBI
Farmers National Banc Corp.	FMNB	Nicolet Bankshares, Inc.	NIC
First Community Bancshares, Inc.	FCBC	Peoples Bancorp Inc.	PEBO
First Financial Corporation	THFF	QCR Holdings, Inc.	QCRH
First Mid Bancshares, Inc.	FMBH	Republic Bancorp, Inc.	RBCA.A
German American Bancorp, Inc.	GABC	SmartFinancial, Inc.	SMBK
Great Southern Bancorp, Inc.	GSBC	Stock Yards Bancorp, Inc.	SYBT
HomeTrust Bancshares, Inc.	HTBI	Univest Financial Corporation	UVSP
Independent Bank Corporation	IBCP	Wilson Bank Holding Company	WBHC
Lakeland Financial Corporation	LKFN

Below is a comparison of our TSR for 2025 to the Peer Group:

	Year-End Value of $100 Invested on 12/31/2020:
Year	TSR ($)	Peer Group TSR ($)
2025	110.50	106.44

(f)
CTBI has selected GAAP basic earnings per share as the most important financial performance measure (that is not otherwise disclosed in the Pay Versus Performance Table above) used by CTBI to link compensation actually paid to CTBI’s NEOs for 2025 to CTBI’s performance.

Tabular List of Financial Performance Measures

Pursuant to the requirements of Item 402(v) of the SEC’s Regulation S-K, we provide the following list of the three most important financial performance measures used to link CAP (as calculated in accordance with the SEC rules) to our NEOs to CTBI’s performance in 2025.  Please refer to the section entitled “Annual Incentive Plan” in our Compensation Discussion and Analysis (“CD&A”) for more information.

Pay Versus

Measure 1	Net Income
Measure 2	EPS
Measure 3	ROAA

Performance: Graphical Description

Pursuant to the requirements of Item 402(v) of the SEC’s Regulation S-K, the following graphs reflect the relationships between the CAP and CTBI’s cumulative TSR and the peer group’s cumulative TSR, CTBI’s net income, and CTBI’s earnings per share.  For a more thorough discussion of how the Committee reviews and assesses the relationship between executive compensation and CTBI performance, please refer to our CD&A.

CAP and Cumulative TSR / Cumulative TSR of the Peer Group

CAP and CTBI Net Income

CAP and Earnings Per Share

SHAREHOLDER PROPOSALS

It is currently contemplated that next year’s Annual Meeting of Shareholders will be held on or about April 27, 2027.  In the event that a shareholder desires to have a proposal considered for presentation at CTBI’s next Annual Meeting of Shareholders and inclusion in the Proxy Statement for such meeting, the proposal must be forwarded in writing to the Secretary of CTBI so that it is received no later than December 2, 2026.  Any such proposal must comply with the requirements of Rule 14(a)-8 promulgated under the Exchange Act.  If a shareholder intends to present a proposal at the next Annual Meeting of Shareholders, but has not sought the inclusion of such proposal in CTBI’s Proxy, Notice of Meeting, and Proxy Statement, such proposal must be received by the Secretary of CTBI by February 15, 2027 or CTBI’s management proxies for the Annual Meeting will be entitled to use their discretionary voting authority should such proposal then be raised, without any discussion of the matter in CTBI’s Proxy, Notice of Meeting, or Proxy Statement.  In addition to satisfying the foregoing requirements, in order to comply with the SEC’s universal proxy rules, a shareholder who intends to solicit proxies in support of director nominees for election at the 2027 Annual Meeting of Shareholders, other than CTBI’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 27, 2027.

MISCELLANEOUS

The Board of CTBI knows of no other business to be presented to the Annual Meeting.  If other matters should properly come before the Annual Meeting or any adjournment thereof, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the proxy.  The Board urges each shareholder who does not intend to be participate in and to vote during the Annual Meeting to submit a proxy as promptly as possible.

By Order of the Board of Directors

/s/ Mark A. Gooch
Mark A. Gooch
Chairman of the Board,
President and Chief Executive Officer

Pikeville, Kentucky
April 1, 2026

Attachment A

Community Trust Bancorp, Inc.

BROADRIDGE CORPORATE ISSUER SOLUTIONS
C/O COMMUNITY TRUST BANCORP, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V85291-P45423 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COMMUNITY TRUST BANCORP, INC.

The Board of Directors recommends you vote FOR the following nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

Please see below for instructions on cumulating your votes

01) David L. Baird
02) Mark A. Gooch
03) Eugenia Crittenden "Crit" Luallen
04) Ina Michelle Matthews
05) James E. McGhee II
06) Franky Minnifield
07) Jefferson F. Sandlin
08) Anthony W. St. Charles
09) Chad C. Street
10) Lillian (Kay) Webb

The Board of Directors recommends you vote FOR proposals 2 and 3:

	For	Against	Abstain
2. Proposal to ratify and approve the appointment of BDO USA, P.C. as Community Trust Bancorp, Inc.'s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2026.	☐	☐	☐
3. Proposal to approve the advisory (nonbinding) resolution relating to executive compensation.	☐	☐	☐

NOTE: The proxies will use their discretion to vote on such other business as may properly come before the meeting or any adjournment thereof.

To cumulate votes as to a particular nominee as explained in the Proxy Statement, check box to the right then indicate the name(s) and the number of votes to be given to such nominee(s) on the reverse side of this card. Please do not check box unless you want to exercise cumulative voting. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date